EXHIBIT 10.41

ASTERISKS INDICATE MATERIAL THAT HAS BEEN REDACTED, FOR WHICH

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

THEME PARK LICENSE

WARNER BROS. CONSUMER PRODUCTS INC.

#16246 - HP

LICENSE AGREEMENT made May     , 2007, by and between Warner Bros. Consumer Products Inc., a Delaware corporation, whose address is 4000 Warner Blvd., Burbank, CA 91522 (hereinafter referred to as “Licensor”) and Universal City Development Partners, Ltd. (“Licensee”), a Florida limited partnership, whose address is 1000 Universal Studios Plaza, Orlando, FL 32819, Attention: President.

The parties hereto mutually agree as follows:

1.	DEFINITIONS: As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Agreement” means this Theme Park License as the same may be amended from time to time.

(b) “Author” means J.K. Rowling, the author of the Books as defined in Section 1(c) below.

(c) “Books” means the novels written by the Author entitled “HARRY POTTER AND THE SORCERER’S STONE,” “HARRY POTTER AND THE CHAMBER OF SECRETS,” “HARRY POTTER AND THE PRISONER OF AZKABAN,” “HARRY POTTER AND THE GOBLET OF FIRE,” “HARRY POTTER AND THE ORDER OF THE PHOENIX,” and “HARRY POTTER AND THE HALF-BLOOD PRINCE”, and to the extent that, during the Term of this Agreement, Licensor acquires merchandising and theme park rights to the seventh HARRY POTTER book entitled “HARRY POTTER AND THE DEATHLY HALLOWS” that is anticipated to constitute the final installment in the series of HARRY POTTER books, the elements of such seventh book shall be included within the definition of Books hereunder.

(d) “Brand Guidelines” means Licensor’s requirements and guiding principles for all licensees of the Licensed Property, as set forth in writing and delivered to Licensee, as may be amended by Licensor from time to time, provided that no such amendment shall frustrate Licensee’s ability to utilize the Licensed Property for the Licensed Uses as contemplated in this Agreement in any material respect.

(e) “Business Plan” has the meaning set forth in Section 3.21 below.

(f) “Business Review” has the meaning set forth in Section 3.22 below.

(g) “Change in Control” has the meaning set forth in Section 11.1 below.

(h) “Clips” has the meaning set forth in Section 4.5 below.

(i) “Consulting Fee” has the meaning set forth in Section 6.3 below.

(j) “Consumables” means products not separately sold and not usually retained by the consumer, such as paper cups and napkins (specifically excluding souvenir cups that are sold to guests and not intended for immediate disposal after use), which are based upon, utilize or include the Licensed Property.

(k) “Grand Opening” means the date on which the Themed Area is fully operational and open to the public, which is targeted to occur in or about December 15, 2009 but may occur as late as June 30, 2010.

(l) “Licensed Premiums” means products distributed to a consumer in order to promote, publicize or sell Licensed Products or services (relating to the Themed Area, as defined below) at the Themed Area, the Theme Park, as defined below, and/or the Resort, as defined below, or items distributed in connection with any similar scheme or device (to promote the Themed Area), including, without limitation, traffic or continuity building promotions, purchase-with-purchase promotions (including without limitation souvenir drink cups), combination sales, sweepstakes or any other giveaways.

(m) “Licensed Products” means merchandise that is based upon, utilizes or includes the Licensed Property (and/or the character likenesses of any of the actors or actresses in the Movies, to the extent that Licensor now has or later acquires the right to utilize such likenesses in merchandise associated with the Licensed Property) and food and beverages that are described in the Books or the Movies, that are offered for sale at the Theme Park, the Resort, the Resort-themed stores at Orlando International Airport, the liquidation stores in Orlando at which slow-selling or discontinued Resort merchandise items are sold and in response to unsolicited requests by mail or telephone directly from individual members of the public. “Licensed Products” shall include food and beverage items to the extent that such food or beverage item is specifically described in the Books (e.g., Butter Beer), but shall not include food and beverage items that are not specifically described in the Books even if such food or beverage item, with Licensor’s consent, utilizes a name based on the Licensed Property; provided, however, that any food or beverage item that is served or packaged in any cup or other packaging that utilizes the Licensed Property and that is intended to be retained as a souvenir or given as a gift (e.g., a souvenir sipper cup, a pre-packaged tin of candy or cookies), shall be deemed to be a Licensed Product.

(n) “Licensed Property” means:

(i) The character names, costumes, environmental settings, plot elements, artwork, logos and other elements depicted in the Movies (as set forth in Section 1(q) below), including all copyrights and trademarks relating thereto;

(ii) The fictional character(s) and/or other element(s) from the Books, including the representations, names and likenesses of such character(s) and/or other element(s) and all environmental settings, costumes and other indicia associated with such character(s), together with all copyrights and trademarks as exploited by Licensor relating thereto; and

(iii) To the extent that during the Term of this Agreement, Licensor acquires merchandising and theme park rights to a seventh HARRY POTTER book, entitled “HARRY POTTER AND THE DEATHLY HALLOWS” that is anticipated to constitute the final installment in the series of Books, and releases a seventh HARRY POTTER motion picture based upon such seventh book, that is anticipated to constitute the final installment in the series of Movies, the elements of such seventh book and seventh movie shall be included within the definition of Licensed Property hereunder.

(o) “Licensed Property Developments” has the meaning set forth in Section 8.2 below.

(p) “Licensed Use(s)” means use of the Licensed Property:

(i) Within the Themed Area:

(1)	Rides, attractions, signage, facades, atmospheric elements and themed areas;

(2)	Consumables;

(3)	Retail stores, kiosks and other retail stands;

(4)	Themed restaurants, portable food cart locations and other food stands;

(5)	Atmospheric strolling costumed characters (e.g., generic Hogwarts students), ****;

(6)	Clips (subject to Section 4.5 below);

(7)	“Green screen” photographic venues at which images of guests will be incorporated within Clips or Stills (defined below) made available by Licensor to Licensee for such purpose, each of which may contain images of environments and sets from the Movies, as defined below, and each of which may contain character images of the talent from the Movies (subject to Licensor approval in its sole and absolute, but good faith, discretion and provided that no image of a guest may touch, gesture at, interact with or be “morphed” into or on, any character image of any talent from the Movies), which “green screen” photographic images shall be sold to such guests as souvenir merchandise; and

(8)	Street entertainers and movie props (and, if available and if approved by Licensor, in the sole and absolute but good faith discretion of Licensor, sets and costumes) integrated into the themed environment.

(ii) Within the Theme Park (but not within other themed lands or islands at the Theme Park, other than the “Port of Entry” portion of the Theme Park), the Themed Area and the Resort:

(1)	Licensed Products;

(2)	Licensed Premiums;

(3)	Printed matter, including but not limited to, tickets, brochures, Theme Park maps, menus and signage; and

(4)	For the press event associated with the Grand Opening and thereafter for private events within the Theme Park (i.e., events that are not open to the general public), atmospheric strolling costumed characters (e.g., generic Hogwarts students), ****.

(iii) Within and outside the Theme Park, the Themed Area and the Resort:

(1)	In advertising, marketing and promotion for the Theme Park, the Themed Area and/or the Resort, including, without limitation, sweepstakes, signage, brochures, newspapers, magazines and other print media, billboards, radio and television, in cinema and on the internet;

(2)	Atmospheric strolling costumed characters (e.g., generic Hogwarts students), ****, at trade shows and promotional events that are open to the trade only (e.g., travel agency conventions); and

(3)	Display elements at the retail stores located near the main entrance/exit of the Theme Park and the retail stores located at Universal CityWalk Orlando and at the Universal Orlando on site resort hotels and at Resort-themed stores at Orlando International Airport and at the liquidation stores in Orlando at which a variety of merchandise based on Resort attractions and characters are sold.

(q) “Movies” means the 2001 release of the theatrical motion picture entitled “HARRY POTTER AND THE SORCERER’S STONE,” the 2002 release of the theatrical motion picture entitled “HARRY POTTER AND THE CHAMBER OF SECRETS,” the 2004 release of the theatrical motion picture entitled “HARRY POTTER AND THE PRISONER OF AZKABAN,” the 2005 release of the theatrical motion picture entitled “HARRY POTTER AND THE GOBLET OF FIRE,” and the following two motion pictures provided they are produced and generally released: the tentatively scheduled to be released in 2007 theatrical motion picture entitled “HARRY POTTER AND THE ORDER OF THE PHOENIX,” and the tentatively scheduled to be released in 2008 theatrical motion picture entitled “HARRY POTTER AND THE HALF-BLOOD PRINCE”, and to the extent that during the Term of this Agreement, Licensor acquires merchandising and theme park rights to a seventh HARRY POTTER book, entitled “HARRY POTTER AND THE DEATHLY HALLOWS” that is anticipated to constitute the final installment in the series of Books, and releases a seventh HARRY POTTER motion picture based upon such seventh book, that is anticipated to constitute the final installment in the series of Movies, the elements of such seventh movie shall be included within the definition of Movies hereunder, provided, however, that the above release dates of the Movies are for identification purposes only and shall not be included or referred to on or in connection with the Licensed Uses, Licensed Products or any of Licensee’s activities pursuant to this Agreement.

(r) “Other Developments” shall have the meaning set forth in Section 8.4 below.

(s) “Pass Through Amounts” has the meaning set forth in Section 6.4 below.

(t) “Resort” means the Universal Orlando Resort, comprised of the Theme Park, the Universal Studios Florida theme park, Universal CityWalk Orlando, the three on-site resort hotels existing as of the date of this Agreement (the Portofino Bay Hotel, a Loews Hotel; the Hard Rock Hotel; and the Royal Pacific Resort, a Loews Hotel) and any other on-site resort hotels or time-share developments that may hereafter be built and operated as part of the Universal Orlando Resort, the parking facilities for the foregoing, and the roadways and waterways that connect the foregoing (and the Universal Orlando Resort busses, boats and other vehicles that traverse the same).

(u) “Royalties” has the meaning set forth in Section 6.2 below.

(v) “Sell-Off” has the meaning set forth in Section 12.2 below.

(w) “Stills” has the meaning set forth in Section 4.5 below.

(x) “Style Guide” means any materials provided to Licensee by Licensor setting forth the style, format and any characterization of the Licensed Property for all licensees of the Licensed Property.

(y) “Term” has the meaning set forth in Section 2.2 below.

(z) “Territory” means the Theme Park and all areas within a two hundred fifty (250) mile radius around the Theme Park.

(aa) “Text and Verbiage” has the meaning set forth in Section 3.6 below.

(bb) “Theme Park” means Licensee’s “Universal’s Islands of Adventure” theme park located at the Resort.

(cc) “Themed Area” means the separate and distinct “land” to be developed, constructed and operated by Licensee pursuant to this Agreement with theming based on the Licensed Property within the “Theme Park”, as defined below, to be comprised of a portion of the real estate currently occupied by “The Lost Continent” land and a portion of currently unoccupied real estate, and to be located between the remainder of the real estate currently occupied by “The Lost Continent” land and the “Jurassic Park” land. Such new land is to be named “The Wizarding World of Harry Potter” or such other name as may be proposed by Licensee and approved by Licensor in the sole and absolute but good faith discretion of Licensor. The Themed Area shall be an extensively themed environment no less than 20 acres in size (including the back-of-house areas for the Themed Area and the Themed Area’s proportionate share of the Theme Park’s central lagoon) and shall include, without limitation, the attractions, facilities and other items set forth in Exhibit 8.

(dd) “Wholesale Price” means the invoiced cost of the product from the supplier excluding artwork, sample cost, tooling, product development charges, freight, duty, insurance and any V.A.T., sales taxes or other goods and services taxes so as to reflect the invoiced cost of the products from the manufacturer.

2.	LICENSE AND OTHER RIGHTS:

2.1 Subject to the restrictions, limitations, reservations and conditions and Licensor’s approval rights set forth in this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts for the Term of this Agreement, a license to utilize the Licensed Property solely in connection with the development, construction and operation of the Themed Area and for the Licensed Uses. The licenses and rights granted pursuant to this Section 2 shall be exclusive in relation to use of the Licensed Property in connection with theme parks, amusement parks, water parks and stand-alone themed venues that are smaller than typical theme parks but are extensively themed and contain rides, retail and/or food service, similar to those found in a theme park (e.g., the “Star Trek: The Experience” attraction at the Las Vegas Hilton), during the Term within the Territory. Notwithstanding the foregoing, Licensor may use, or permit others to use, the Licensed Property in connection with a traveling museum-quality exhibition that may be presented at museums, convention/exhibition halls and other venues.

2.2 The term of this Agreement (the “Term”) consists of the Initial Term (as defined below) and, if the option(s) below are exercised, the First Renewal Term (as defined below) and the Second Renewal Term (as defined below).

(a) “Initial Term” means the period beginning on the date of complete signing of this Agreement through and including June 30, 2019.

(b) Provided that at the time of each renewal, Licensee is not in material default of any of its obligations provided for in this Agreement, Licensee shall be entitled to two (2) successive options to renew this Agreement for successive five (5) year terms (the “First Renewal Term” and the “Second Renewal Term”) pursuant to all the same terms, conditions and covenants herein, subject to the payment of the additional Guaranteed Fee set forth in Section 6.1(b) and (c).

(i) To exercise each such option to renew, Licensee must give notice of such intent to Licensor in writing not less than twelve (12) months prior to the end of the then current Initial Term or First Renewal Term.

(ii) Upon the exercise of each such option, the First Renewal Term will begin on July 1, 2019 and expire on June 30, 2024, and the Second Renewal Term will begin on July 1, 2024 and expire on June 30, 2029.

3.	APPROVALS:

3.1 Licensee shall at all times in all respects maintain the general appearance, maintenance, staffing and overall quality of the Theme Park, including without limitation, the rides, attractions, themed areas and all other aspects of the Theme Park at a first class, world class level for destination theme parks unsurpassed in quality by any other destination theme park worldwide (at a minimum, equivalent to the quality of the Theme Park as of the date of this Agreement) throughout the Term.

3.2 Licensee shall use the Licensed Property only in a manner that is consistent with the Brand Guidelines and with the goodwill and legal rights of Licensor in the Licensed Property.

3.3 Licensee shall not initiate any use of the Licensed Property hereunder unless such use is first approved as set forth herein. Any approved use of the Licensed Property is permitted only in accordance with all of the terms and conditions of this Agreement.

3.4 It is understood and agreed that all aspects and elements of the Themed Area, whether specifically utilizing the Licensed Property or otherwise (and, in any event, all attractions and facilities, all atmospheric and scenic elements, all facades and props, all signage, flags and banners, and all other content, readily observable to guests within the Themed Area), that are observable by patrons at the Themed Area, shall be subject to the prior written approval of Licensor in its sole and absolute, but good faith, discretion.

3.5 Licensee and Licensor shall each appoint a contact person to serve as the point person for presentation and review of all items submitted for approval and to facilitate the review and decision process as set forth herein (provided that Licensee may appoint different point persons for approvals with respect to the Themed Area, with respect to advertising, marketing and promotions, and with respect to Licensed Products, Licensed Premiums and Consumables). To the extent any items submitted by Licensee hereunder require the approval of ****, Licensor, and only Licensor shall submit such items to **** or **** for approval, and Licensor shall reasonably cooperate with Licensee in endeavoring to obtain such approval. Licensee shall not directly contact **** or any of ****, including without limitation ****. In the event Licensor determines in its sole and absolute, but good faith, discretion that **** require assistance in processing the volume of approvals required for Licensee, Licensee shall, upon request of Licensor, reimburse to **** the cost of hiring a designated employee of **** to assist in processing such approvals, provided that such employee (a) shall not perform any functions other than the processing of approvals required for Licensee, (b) shall be paid salary and provided benefits no greater than those Licensor pays and provides to its own employees who perform similar tasks, and (c) shall not be employed by **** for more than three (3) months beyond the Grand Opening. Under no circumstances shall such employee be deemed to be Licensee’s employee, and Licensee shall have no responsibility for compliance with any labor or employment laws, codes or regulations, nor shall Licensee incur or be responsible for any labor or employment liability, in connection with such employee.

3.6 Licensee shall submit a written request to Licensor specifying each specific Licensed Use that it wishes to make of the Licensed Property, in such detail as Licensor may require at successive stages of development as specified by Licensor, for example, at the following stages as indicated for the following uses (as may be applicable in each particular case) or as Licensor may otherwise request in the sole and absolute, but good faith, discretion of Licensor:

(a) Two-Dimensional Licensed Products, Licensed Premiums or Consumables: (i) rough sketches/layout concepts; (ii) finished artwork or final proofs; (iii) pre-production samples or strike-offs; and (iv) finished products, including packaged samples together with any packaging, hangtags, and wrapping material;

(b) Three-Dimensional Licensed Products, Licensed Premiums or Consumables including clay sculpts & resin (or any other composite material) sculpts: (i) rough sketches or layout concepts; (ii) finished artwork; (iii) clay sculpts (or any other composite material); (iv) paint master; (v) pre-production samples or strike-offs; and (vi) finished products including packaged samples;

(c) Food and beverage Licensed Products: successive stages of development for each of the following: (i) product formulation; (ii) recipe; (iii) nutritional content; (iv) taste; (v) naming; and (vi) menu design and appearance;

(d) Rides and attractions: (i) rough sketches/layout concepts, plans, designs and elevations; (ii) scripts and music as applicable; (iii) models, finished artwork, intermediate stages of construction or development; and (iv) finished construction;

(e) Print media: (i) rough sketches or layout concepts and copy; (ii) finished artwork; and (iii) finished materials;

(f) Television and internet advertising and promotion: (i) initial concept; (ii) storyboard, including written text; (iii) pencil tests and voice-overs for animation, if any (subject to Section 4.6 below), and/or selection of performers for live action; (iv) rough edit; and (v) a cassette or disc of, or on-line access to, the finished commercial prior to air date;

(g) Radio or other audio media or materials: (i) initial concept; (ii) script; (iii) voice recordings; (iv) rough edit; and (v) a cassette or disc of, or on-line access to, the finished commercial prior to the air date; and

(h) All other Licensed Uses not included above at successive stages of development as determined by Licensor in the sole and absolute, but good faith, discretion of Licensor.

In all cases set forth above, Licensor’s approval may be given or denied in its sole and absolute, but good faith, discretion. Without in any manner limiting the meaning of the foregoing sentence, it is expressly acknowledged and agreed by Licensee that any objection whatsoever by the Author with regard to any submissions relating to or concerning food and beverage and/or uses of Licensed Property in connection with third party names, logos or other third party elements is sufficient grounds for disapproval by Licensor.

Licensor shall use reasonable commercial efforts to approve, disapprove or otherwise comment upon any major concepts and plans for the Themed Area, rides, attractions and architectural designs submitted to it for approval as may be required hereunder for the first time and any items that contain any written text or verbiage other than the pre-approved names of the characters or other pre-approved names or titles of discrete elements of the Licensed Property (“Text and Verbiage”) within thirty (30) business days after receipt by it of such item(s). Licensor shall use reasonable commercial efforts to approve, disapprove or otherwise comment upon all other items submitted to it for approval as may be required hereunder within ten (10) business days after receipt by it of such item(s). In the event that Licensor fails to approve, disapprove or otherwise comment upon the item(s) so submitted within the applicable time period, then Licensee shall have the right to notify Licensor of such failure by the means set forth for giving notice in Section 13.13, below, and Licensor shall thereafter be required to approve, disapprove or otherwise comment upon the item(s) so submitted within seven (7) business days after receipt by it of said notice and failure to do so shall be deemed approval of any item(s) so submitted. Any denial of approval shall be accompanied by specific reasons for the denial. All approvals must be in writing in order to be effective. In the event that Licensor approves any artwork, design, logo, slogan, video element, audio element or other item containing an element of the Licensed Property for a particular limited category of use (e.g., a specific print advertisement or outdoor billboard campaign), Licensee may continue to use such artwork, design, logo, slogan, video element, audio element or other item for such category of use without need to obtain further approval from Licensor, as long as Licensor has approved the overall advertising, marketing or promotional campaign in which such artwork, design, logo, slogan, video element, audio element or other item will be used, including the duration and media plan for such advertising, marketing or promotional campaign. Licensor shall endeavor to approve “key” artwork and “key” video and audio footage that Licensee is permitted to use for several specifically designated Licensed Uses without need to obtain further approval from Licensor.

3.7 All promotion, publicity, marketing and advertising, and signage, with respect to the Licensed Uses, not otherwise included above, shall also be submitted to Licensor for approval or disapproval in the sole and absolute, but good faith, discretion of Licensor.

3.8 Subsequent to final approval of Licensed Products, Licensed Premiums and Consumables, no fewer than twelve (12) production samples will be sent to Licensor simultaneously upon distribution to the public. Licensor shall be entitled to purchase any Licensed Products, Licensed Premiums and Consumables in any quantity at Licensee’s cost;

3.9 All submissions must be approved at each stage in the sole and absolute, but good faith, discretion of Licensor, with multiple resubmissions, if necessary, before moving to the next stage. Licensee understands that it is Licensee’s responsibility to make all of the above submissions in sufficient time for Licensee to make all revisions which Licensor in its sole and absolute, but good faith, discretion may require.

3.10 No Licensed Use and no other material utilizing the Licensed Property shall be made available or accessible to the public, manufactured, sold, distributed or promoted by Licensee without prior written approval from Licensor in the sole and absolute, but good faith, discretion of Licensor.

3.11 All Licensor approvals set forth in this Section 3 shall be in the sole and absolute, but good faith, discretion of Licensor whether specifically stated as being so or not. Any Licensed Uses not so approved in writing shall be deemed unlicensed and shall not be promoted, accessible or available to the public, manufactured, distributed or sold. Upon any material failure of Licensee to comply with the requirement set forth in the foregoing sentence, Licensor may, together with other remedies available to it including, but not limited to, termination of this Agreement (subject to Licensee’s cure rights set forth in Section 11.2 below) require such Licensed Uses to be promptly withdrawn from the market and to be destroyed, such destruction to be attested to in a certificate signed by an officer of Licensee.

3.12 Any modification of a Licensed Use must be submitted in advance for Licensor’s written approval as if it were a new Licensed Use. Subject to the final sentence of the last paragraph of Section 3.6, approval of a Licensed Use which uses particular artwork or any other approved material or elements does not imply approval of such artwork or other material or elements for use with a different Licensed Use or for use bundled or otherwise combined with any other approved Licensed Use unless specifically approved in writing by Licensor in the sole and absolute, but good faith, discretion of Licensor.

3.13 Licensed Uses must conform in all respects to the final stage approved by Licensor. If in Licensor’s reasonable judgment, the quality of a Licensed Use originally approved has deteriorated in later use or later production runs, or if a Licensed Use has otherwise been altered, Licensor may, in addition to other remedies available to it, require that such Licensed Use be promptly terminated, including but not limited to withdrawal from the market.

3.14 Licensee shall provide to Licensor a copy of the environmental, health and safety policies that are provided to all third parties performing work in the Theme Park, and Licensee shall enforce such policies against all third parties performing work within the Themed Area. Licensee shall permit Licensor to inspect all construction activities within the Themed Area and shall promptly correct any safety violations or deficiencies that Licensor may detect. In addition, Licensee shall permit Licensor to inspect all locations that are under the control of Licensee or any of its affiliates at which Licensed Products, Licensed Premiums and Consumables are being manufactured and/or tested, and Licensee shall use commercially reasonable efforts to obtain permission for Licensor to inspect all other locations at which Licensed Products, Licensed Premiums and Consumables are being manufactured and/or tested (which inspection, in either case, may include a review by Licensor of testing and manufacturing payroll records, with respect to the Licensed Uses), and Licensee shall use commercially reasonable efforts to cause any supplier or manufacturer approved pursuant to Section 5.2 below to likewise permit Licensor to inspect such supplier’s or manufacturer’s construction and manufacturing operations, and testing and manufacturing payroll records, with respect to the Licensed Uses.

3.15 If any changes or modifications are required to be made to any material submitted to Licensor for its written approval in order to ensure compliance with Licensor’s specifications or standards of quality, Licensee agrees promptly to make such changes or modifications, or to withdraw the request for Licensor’s approval thereof and discontinue development of the item for which approval was requested.

3.16 To avoid confusion of the public, Licensee agrees not to associate other characters or properties with the Licensed Property or in connection with the Licensed Uses or in any promotional, advertising, packaging, or display materials unless Licensee receives Licensor’s prior written approval, provided that the name and logo of the Theme Park and/or the Resort may be used with the Licensed Property and in connection with the Licensed Uses as long as such name and logo are not touching or otherwise co-mingled with the Licensed Property. It is understood and agreed that Licensee may include other characters or properties in promotional materials for the Resort and the Theme Park that also promote the Themed Area, provided any elements associated with any other character or properties are not touching or otherwise co-mingled with the Licensed Property and subject to all of Licensor’s rights of approval set forth in this Agreement. Furthermore, Licensee agrees not to use the Licensed Property (or any component thereof) on any business sign, business cards, stationery or forms, nor as part of the name of Licensee’s business or any division thereof. Licensee shall not otherwise utilize the Licensed Property to promote Licensee and/or its related and affiliated companies except as specifically provided herein to promote the Resort, the Theme Park and the Themed Area.

3.17 Licensor will use commercially reasonable efforts to facilitate communications between Licensee and the talent that play the leading roles in (and, if mutually agreed by Licensor and Licensee, other personnel such as the director(s) and writer(s) of) the feature films “HARRY POTTER AND THE ORDER OF THE PHOENIX” and/or “HARRY POTTER AND THE HALF-BLOOD PRINCE” ****, provided that Licensee shall be solely responsible for all costs incurred in connection with the production of such new film footage, including amounts to be paid to such personnel and all reuse fees, residuals and other amounts that may be payable under any guild, union or collective bargaining agreement to which Licensor or Licensee, or any of their respective affiliates, may be a party, or which may otherwise affect the Licensed Property. In addition, if desired by Licensee, Licensor shall use commercially reasonable efforts to facilitate Licensee access to the sets, props, costumes and other elements of the Movies, for such filming, to the extent available and upon a mutually agreeable schedule, and at Licensee’s sole expense.

3.18 Licensor’s approval of Licensed Uses shall in no way constitute or be construed as an approval by Licensor of Licensee’s use of any trademark, copyright, right of publicity and/or other proprietary materials not owned by Licensor.

3.19 Licensee may be required by Licensor to use certain of Licensor’s proprietary online systems and/or software (the “Proprietary Systems”) and/or other electronic file transfer systems in connection with the submission to Licensor of samples and materials, the receipt of artwork and/or the exchange of other information or materials pursuant to this Agreement. Subject to the terms of this Agreement, Licensor hereby grants Licensee a non-exclusive license, during the Term, to use the Proprietary Systems solely in connection with Licensee’s performance under this Agreement and in accordance with and subject to such rules, restrictions, disclaimers and limitations as may be posted on or provided to Licensee together with the Proprietary Systems. If any Proprietary Systems and/or any other electronic file transfer system(s) are required and approved by Licensor for use in connection herewith, Licensee will: (a) utilize any file encryption password access functionality made available to Licensee; and (b) maintain a database of all Licensee-authorized users of such system(s).

3.20 Licensor shall have the right to enter and inspect the Theme Park at any time during normal business hours, in a manner that does not interfere with the usual operations of the Theme Park, to ascertain adherence to the quality standards set forth in this Agreement and to insure (a) that any use of the Licensed Property is in compliance with the use that has been approved by Licensor, and (b) that such use is being maintained so as to insure that the quality thereof is not less than that approved. In the event of any deterioration in the overall quality of the Theme Park below that specified in Section 3.1 above or any deterioration of a specific approved use, Licensee shall promptly (in no event later than within ten (10) business days upon written notice from Licensor) repair or remediate as necessary to rectify any such deterioration to the satisfaction of Licensor, provided that if such repair or remediation cannot reasonably be completed within such ten (10) business day period, Licensee shall commence such repair or remediation within such ten (10) business day period and thereafter shall at all times prosecute such repair or remediation with due diligence until such repair or remediation is completed. Absent such repair or remediation, this Agreement shall terminate subject to the notice and cure provisions set forth in Section 11.2.

3.21 Licensee shall, no later than July 15, 2007 (and quarterly thereafter through the opening of the Themed Area as set forth in Section 3.22, and thereafter annually), submit to Licensor for Licensor’s written approval, a business plan (the “Business Plan”) setting forth Licensee’s plans with respect to its activities during the Term in connection with this Agreement. The Business Plan shall, without limitation, address the following matters, to the extent that Licensee has, at the time that any particular Business Plan is required to be submitted, formulated plans with respect to such matters:

(a) Proposed rides and attractions for the Themed Area;

(b) Projected attendance, on a consolidated basis, for the theme parks within the Resort;

(c) Projected capital expenditures for the Themed Area;

(d) Retail areas at which Licensed Products will be sold, including Wholesale Price, retail sales and volume or quantities of Licensed Products projected to be sold;

(e) Food service facilities within the Themed Area, including without limitation, all proposed food and beverage to be sold in the Themed Area, the Wholesale Price of Consumables and Licensed Products that constitute food and beverages, retail sales and volume or quantities of food and beverage projected to be sold;

(f) Themed Area theming and signage;

(g) Entertainment within the Themed Area;

(h) Plans for distribution of any Licensed Premiums, including Wholesale Price and volume or quantities of Licensed Premiums projected to be distributed;

(i) Advertising, promotional and publicity plans and strategies for the Licensed Uses; and

(j) A summary of Licensee’s staffing plan and staff training program for the Themed Area including (i) adjustments for level of staffing based upon variations in demand due to seasonality, special events, weather conditions and overall tourism trends, and (ii) specifications of the minimum level of education with respect to the Licensed Property to be provided to each employee based upon the tasks to be performed by each such employee and the extent to which each such employee is reasonably expected to interact with guests and/or receive questions from guests regarding the Licensed Property.

3.22 Licensee shall meet with Licensor at business review meetings (“Business Reviews”), and at such other mutually convenient times as reasonably requested by Licensor, to discuss the implementation of the Business Plan and the results of Licensee’s operation and business relating to this Agreement. Prior to the opening of the Themed Area, the Business Reviews shall be held quarterly and shall occur on (or as close as reasonably practical to) January 15, April 15, July 15 and October 15 of each year (or on such other dates as the parties hereto may mutually agree). After the opening of the Themed Area, for the remainder of the Term, the Business Reviews shall be held annually and shall occur on (or as close as reasonably practical to) January 15 of each year (or on such other dates as the parties hereto may mutually agree). At the Business Reviews, Licensee shall present an updated Business Plan for Licensor’s review and approval. Licensee’s and Licensor’s respective point persons specified in relationship to Section 3.5 above shall also serve as point persons for Business Reviews unless Licensee or Licensor shall designate another person for such purpose. Business Reviews may occur in person, or by audio conference or video conference, provided that, while the Themed Area is under construction, the Business Reviews shall occur at the Resort or at such other location as may be mutually agreed by Licensor and Licensee.

4.	CONDITIONS, LIMITATIONS AND RESTRICTIONS:

4.1 It is specifically understood and agreed that, except for the Licensed Property, no television, motion picture, video, cartoon, animation (whether hand drawn, computer generated or otherwise produced), if any (subject to Section 4.6 below), comic book or literary properties may be used at the Themed Area without the prior written approval of Licensor in the sole and absolute, but good faith, discretion of Licensor.

4.2 Use of the Licensed Property is limited to the Licensed Uses and any other uses that have been approved in writing by Licensor in accordance with the terms of this Agreement, and all rights in,

to or associated with any and all other uses are excluded from this license. Moreover, all uses in, to or associated with the Licensed Property, including without limitation, the following elements are included in this license only to the extent specifically approved in writing by Licensor and then only to the extent rights in and to such uses and elements are owned or controlled by Licensor and subject to any applicable guild or union agreement, regulations, restrictions or requirements and to any applicable laws:

(a) film clips (live action or computer generated), stills, sound bites, voices, music or other audio clips;

(b) the names, likenesses, autographs, signatures, visual representations, audio recordings or voices of any and all actor(s), author(s), creator(s), director(s) and/or other individuals represented in, or otherwise attached to or connected with, the Licensed Property. Elements of or related to the Licensed Property that are not owned or controlled by Licensor are specifically excluded from the Licensed Property. Licensor will endeavor in good faith to timely inform Licensee of the extent of its merchandising or other relevant rights in and to any of the foregoing uses and elements as requested by Licensee. To the extent that Licensor does not confirm the existence of its merchandising or other relevant rights in and to such uses or elements, Licensee may with the approval of Licensor attempt to itself obtain such rights. If Licensee does obtain such rights, Licensee shall demonstrate same to Licensor by production of proper documentation. Any rights clearance or related fees arising from same shall be at Licensee’s sole expense and shall not offset any other amounts referred to herein. In the event that Licensee uses any such elements referenced above without obtaining a specific representation from Licensor that it owns or controls the specific merchandising or other theme park rights to be exploited, such use shall be at Licensee’s sole risk and is subject to Licensee’s indemnification hereinbelow.

Licensor acknowledges that Licensee may use any Clips in the Themed Area, that are made available by Licensor to Licensee, and Licensor acknowledges that such usage is intended to promote the Movies from which such Clips originate, provided that such usage is explicitly tied by means of a specific message to the viewer, such as an announcement, to encourage attendance, at theatrical exhibition within the Territory, or viewership via television, cable or satellite distribution within the Territory, or purchase of DVDs, at the Theme Park, of the Movies from which such Clip may originate, provided further that Licensee indemnify and defend Licensor from any and all loss, liability, damage, cost or expense, arising out of any claims or suits which may be brought or made against Licensor Related Parties (as defined in Section 9.1(b), below) relating to Licensee’s use of such materials, pursuant to the procedures set forth in Section 9.1(b) below.

4.3 Licensor reserves all rights in and to the Licensed Property not expressly conveyed to Licensee hereunder.

4.4 Licensee specifically understands and agrees that no rights are granted herein with respect to the Warner Bros. “shield” logo or trademark, or any other trademark(s), logo(s) or copyrights owned by Licensor other than those specifically approved hereunder, it being understood that all rights in and to said intellectual properties are reserved exclusively to Licensor for use by Licensor and/or licensing as Licensor deems appropriate to third party(s) of its choice, subject to Licensee’s right of exclusivity set forth in Section 2.1 above.

4.5 Film, video or sound clips (“Clips”) and stills (“Stills”) from the Movies may be provided to Licensee by Licensor (or by one of Licensor’s affiliates, agents or designees) subject to the following terms and conditions.

(a) Licensee shall not make any reproduction of or from the Clips or Stills whatsoever, in whole or in part, except for use in connection with the Licensed Uses, and Licensee will not have the right to edit or otherwise alter the Clips or Stills, or any portion thereof, except as specifically approved in writing by Licensor (provided that Clips and Stills in which images of guests are to be incorporated through “green screen” technology and then sold to such guests as souvenir merchandise, as set forth in Section 1(p)(i)(7), above, may be cropped or “touched up” to enhance the quality of such merchandise to such guests).

(b) The Clips and Stills as utilized by Licensee in the Licensed Uses must be submitted by Licensee to Licensor for approval in accordance with Section 3 above.

(c) Licensor will use reasonable commercial efforts to inform Licensee of its rights to use of the name and likeness of the talent appearing in the Clips and Stills and to inform Licensee of other relevant information of which it is aware affecting use and clearance of the Clips and Stills. Except to the extent that Licensor has informed Licensee in writing of its rights to use the Clips and Stills (e.g., control of merchandising rights related to the use of the name and likeness of talent appearing therein), Licensee shall be responsible for and will obtain all authorizations, consents and releases that may be necessary for use of the Clips and Stills by Licensee.

(d) Licensee will pay any reuse fees and other compensation as may be required by applicable collective bargaining agreements (if any), personal services agreements, or otherwise with respect to the use of any Clips and Stills, provided that nothing herein shall preclude Licensee from claiming that its usage of the Clips and Stills is intended to promote the Movies from which such Clips and Stills originate, provided that such usage is explicitly tied by means of a specific message to the viewer, such as an announcement to encourage attendance at theatrical exhibition within the Territory, or viewership via television, cable or satellite distribution within the Territory, or purchase of DVDs at the Theme Park, of the Movies from which such Clips and Stills originate, provided further that Licensee indemnify and defend Licensor from any and all loss, liability, damage, cost or expense, arising out of any claims or suits which may be brought or made against Licensor Related Parties relating to Licensee’s use of such Clips and Stills, pursuant to the procedures set forth in Section 9.1(b) below.

(e) Any payment made or payable to any third party with respect to the use of any Clips and Stills, and any Royalties to be paid to Licensor with respect to Clips and Stills in which images of guests are incorporated through “green screen” technology and then sold to such guests as souvenir merchandise (as provided in Sections 6.2(b)), will be in addition to and will not offset any other amounts required to be paid by Licensee hereunder.

(f) Without limiting the foregoing, if any music is included in the Clips and Stills as utilized hereunder, Licensee will obtain all necessary composition and master clearances, including synchronization and performance rights from the copyright proprietors of such music and such other persons or entities, including performing rights societies, as may own or control the rights thereto, and will obtain all necessary master recording licenses required in connection with any music included in the soundtrack of any Clips and Stills (although Licensor and Licensee acknowledge that master recording licenses will not be required if Licensee arranges for the applicable music to be re-recorded, subject to approval or disapproval by Licensor in the sole and absolute but good faith discretion of Licensor). Licensee’s use of the Clips and Stills will not affect Licensor’s continued and separate copyright ownership of the Clips and Stills or the production from which the Clips and Stills were taken, or Licensor’s continued ownership of the trademarks and any other intellectual property rights associated with any characters or other elements appearing or embodied in the Clips and Stills or such production. Licensee will hold any copyrights in trust for Licensor insofar as the Clips and Stills are concerned (and, upon Licensor’s request, subject to Section 8.8, the Licensed Uses will bear a specific copyright notice for the Clips and Stills in a form required by Licensor). Notwithstanding anything in this Section 4.5(f) to the contrary, however, in the event that Licensor or any of its affiliates owns any of the rights to any music included in a Clip or Still that is approved for use pursuant to this Agreement by Licensor, **** Licensee shall be required to pay any composer, performer or other third party **** (to the extent that any such composer, performer or other third party is entitled to be compensated beyond the compensation that may be provided pursuant to the blanket licenses from the ASCAP, BMI and SESAC performing rights societies that Licensee holds with respect to the Theme Park). ****. Such good faith consideration shall include whether the music is used as a featured element and how much music is used, with the final decision being in the sole and absolute, but good faith, discretion of Licensor.

(g) Licensor shall not charge Licensee its customary clip or still licensing fee for use by Licensee of a reasonable number of Clips and Stills, provided that Licensee shall reimburse Licensor for all actual and direct laboratory and other reproduction charges and all other direct costs and expenses incurred by Licensor in making the Clips and Stills available. Such reimbursement shall be made promptly on receipt of Licensor’s invoice therefor.

4.6 It is understood and agreed that the Author has retained certain rights, including without limitation certain print and audiobook publishing rights and stage performance rights, relating to the Books (provided that Licensor has the right to license the Licensed Uses to Licensee as set forth in this Agreement). All such rights retained by the Author, and animation and non-Author written sequel rights, are specifically excluded from the grant of rights to Licensee hereunder, subject to approval by the Author to be sought if at all only by Licensor. Licensee may not publish, conduct a live reading from, re-enact, or reproduce extracts from the Books. **** retains the specific right to approve all Text and Verbiage used by licensees of the Licensed Property, including, without limitation, Text and Verbiage included on products, product packaging, rides and attractions, voice recordings, promotional materials, advertising and signage. Licensee shall comply with Licensor’s procedure for approval of Text and Verbiage, as set forth in the Brand Guidelines. Upon receipt from Licensee of a request for Text and Verbiage approval in connection with the Licensed Uses, Licensor shall diligently endeavor to obtain such approval ****.

4.7 Licensee shall not, without the prior written consent of Licensor, use, display or promote, at the Themed Area, or in advertising, promotion or publicity for the Themed Area (or for the Resort or the Theme Park if such materials refer to the Themed Area, except as specifically set forth in Section 3.16 above), any logo, trademark, service mark, trade name or other mark or name except for those associated with the Licensed Property and approved by Licensor for such use pursuant to Section 3 above, and except for (a) the name and logo of the Theme Park and/or the Resort, (b) the logos and/or marks of manufacturers of the following guest convenience items and such other guest convenience items as may be approved by Licensor on a case by case basis in the sole and absolute but good faith discretion of Licensor: bottled water, sunblock, film and batteries, and hand cleaning solutions that are sold in the Themed Area, as such logos and/or marks appear on the guest convenience items themselves (except, especially in the case of bottled water, no name or logo that is associated with candy, confection, soft drinks, or other products perceived by the public as being high in sugar content, may appear prominently on such guest convenience items), (c) at or near points of sale within the Themed Area, discretely placed logos of credit card companies whose payment service products are accepted for payment at such points of sale, and (d) within restrooms within the Themed Area, a discretely placed logo of Licensee’s soap and cleaning agent provider.

5.	CONSUMABLES, LICENSED PRODUCTS AND LICENSED PREMIUMS:

5.1 Licensee shall have the right, subject to Licensor’s prior written approval, in the sole and absolute but good faith discretion of Licensor, to manufacture (or cause to be manufactured by third party manufacturers) Licensed Products, Consumables and Licensed Premiums for approved Licensed Uses.

5.2 Licensor shall have the right to approve in writing any and all such manufacturers referenced in Section 5.1 above (provided that Licensor shall not unreasonably withhold its approval of any manufacturer that Licensee has previously used to manufacture merchandise, except for food/beverage manufacturers, offered for sale or distributed as premiums at the Theme Park or the Resort), and, subject to Section 6.2, Licensor shall receive Royalties from Licensee with respect to all such Licensed Products (including food/beverage items to the extent included within the definition of “Licensed Products”) and Licensed Premiums as specified in Section 6.2(a). All such manufacturers shall execute a letter in the form of Exhibit 1 attached hereto (or an agreement that is, in all material respects, in the form of Licensee’s standard form of Merchandise Vendor Agreement, as set forth in Exhibit 4 attached hereto).

5.3 Licensee may not sell or distribute at the Themed Area any products other than the Licensed Products, the Licensed Premiums and Consumables, without the prior written approval of Licensor in each and every instance, such approval to be granted or denied in the sole and absolute but good faith discretion of Licensor. Notwithstanding the foregoing, Licensee may also sell and distribute at the Themed Area, the guest convenience items referenced in Section 4.7 above, provided that (a) there shall be no advertising or promotional signage or other identification bearing the names or logos of the manufacturers of such guest convenience items within the Themed Area, except as may be set forth on the guest convenience items themselves, (b) guest convenience items shall not constitute more than **** of the total merchandise and food/beverage items offered for sale or distribution within the Themed Area, and (c) no food/beverage item other than bottled water shall be considered a guest convenience item unless approved by Licensor in its sole and absolute discretion. Licensee may not utilize the names or logos of any third parties in advertising, publicity or promotion for the Themed Area (or for the Resort or the Theme Park if such materials refer to the Themed Area, except as specifically set forth in Section 3.16 above), without the prior written approval of Licensor in each and every instance, such approval to be granted or denied in the sole and absolute discretion of Licensor. In no event shall Licensee have the right to utilize the Licensed Property in any manner in connection with any third party joint promotional use, advertising or sponsorship arrangements of any kind, including without limitation, any use which could in any way be construed as a commercial tie-up, without the prior written approval of Licensor in each and every instance, such approval to be granted or denied in the sole and absolute discretion of Licensor.

6.	CONSIDERATION:

6.1 Guaranteed Fee.

(a) Initial Term. Licensee shall pay to Licensor a nonrefundable, non-recoupable fee (the “Guaranteed Fee”) in the amount of **** for the Initial Term, payable as follows and subject to increases pursuant to Section 6.1(d):

**** payable within fifteen (15) days after the execution of this Agreement;

**** payable on the earlier of (i) the Grand Opening of the Themed Area, or (ii) July 1, 2009;

**** payable on or before July 1, 2010;

**** payable on or before July 1, 2011;

**** payable on or before July 1, 2012;

**** payable on or before July 1, 2013;

**** payable on or before July 1, 2014;

**** payable on or before July 1, 2015;

**** payable on or before July 1, 2016;

**** payable on or before July 1, 2017; and

**** payable on or before July 1, 2018.

(b) First Renewal Term. In the event Licensee exercises its option to renew this Agreement for the First Renewal Term, Licensee shall pay to Licensor an additional Guaranteed Fee amount of ****, payable as follows and subject to increases pursuant to Section 6.1(d):

**** payable on or before July 1, 2019;

**** payable on or before July 1, 2020;

**** payable on or before July 1, 2021;

**** payable on or before July 1, 2022; and

**** payable on or before July 1, 2023.

(c) Second Renewal Term. In the event Licensee exercises its option to renew this Agreement for the Second Renewal Term, Licensee shall pay to Licensor an additional Guaranteed Fee amount of ****, payable as follows and subject to increases pursuant to Section 6.1(d):

**** payable on or before July 1, 2024;

**** payable on or before July 1, 2025;

**** payable on or before July 1, 2026;

**** payable on or before July 1, 2027; and

**** payable on or before July 1, 2028.

(d) The Guaranteed Fee payments set forth above, commencing with the Guaranteed Fee payment due on or before July 1, 2012, are subject to increase every three years, by a percentage equal to the percentage increase in the Consumer Price Index (all urban customers), U.S. City Average, All Items, published by the United States Department of Labor, Bureau of Labor Statistics, 1982-84 = 100 (or any successor or replacement index) (the “CPI”), from the month of May 2006 through the month of May in the year that is the first year of each such three-year period. For example, the Guaranteed Fee payment due on July 1, 2012 shall be increased by a percentage equal to the percentage increase in the CPI from May 2006 through May 2012. The Guaranteed Fee payments due on July 1, 2013 and July 1, 2014 shall likewise be increased by a percentage equal to the percentage increase in the CPI from May 2006 through May 2012, but the Guaranteed Fee payment due on July 1, 2015 shall be increased by a percentage equal to the percentage increase in the CPI from May 2006 through May 2015 (and similarly for the Guaranteed Fee payments due on July 1, 2016 and July 1, 2017), and so on and so forth.

6.2 Royalties. Licensee shall pay Licensor royalties (“Royalties) as follows:

(a) Licensed Product and Licensed Premium Royalties. Subject to Section 6.2(d), Licensee shall pay royalties to Licensor with regard to sales of Licensed Products and Licensed Premiums at the rate of **** of the Wholesale Price. It is understood and agreed that Licensee shall be entitled to purchase Licensed Products and Licensed Premiums from other licensees of Licensor and, in such cases, if the other licensee of Licensor is required to pay a royalty to Licensor in connection with such sale, Licensee shall have no liability to pay Licensed Product or Licensed Premium Royalties to Licensor in connection with the purchase or sale of same. Licensor shall supply Licensee, upon Licensee’s request, with a list of Licensor’s other licensees that produce Licensed Products and Licensed Premiums (including a list of the categories of Licensed Products and Licensed Premiums that such other licensees are authorized to produce).

(b) Other Royalties. Subject to Section 6.2(c) and Section 6.2(d), for sales of merchandise other than Licensed Products and Licensed Premiums, such as photographs taken by Licensee (or by Licensee’s concessionaire) of patrons on themed rides or in themed areas of the Themed Area, that are based upon, derived from or include any element of the Licensed Property, as well as Clips and Stills in which images of guests are incorporated through “green screen” technology and then sold to such guests as souvenir merchandise, Licensee shall pay Royalties to Licensor at the rate of ****. No royalties shall be payable to Licensor in connection with photographs or video or audio recordings that guests take or record in the Licensed Area on their own.

(c) Consumables. ****.

(d) Park Compilation Merchandise. Subject to Licensor’s approval as provided in Section 3, Licensee shall have the right to include Licensed Property elements and photographs, audio recordings, video recordings, and digital images and recordings of the Themed Area and of rides, attractions, merchandise venues, food/beverage venues, entertainers and other elements of the Themed Area in DVD’s, videocassettes, and other merchandise that may be approved on a case by case basis in the sole and absolute but good faith discretion of Licensor, that contain a wide variety of the different attractions, characters and other intellectual properties used at the Theme Park or the Resort (“Park Compilation Merchandise”). Royalties and Consulting Fees shall be paid to Licensor with respect to Park Compilation Merchandise, at the rates specified in Sections 6.2(a) and 6.3 for Licensed Products and Licensed Premiums, provided that the Royalties and Consulting Fees for Park Compilation Merchandise items shall be equitably apportioned on a pro-rata basis, such that Licensor shall receive a portion of its usual Royalties and Consulting Fees equal to the proportion that the Licensed Property elements and photographs, audio recordings, video recordings, and digital images and recordings of the

Themed Area and of rides, attractions, merchandise venues, food/beverage venues, entertainers and other elements of the Themed Area used, depicted, contained in and/or referenced in such Park Compilation Merchandise item bear to the total number of all intellectual property elements used, depicted, contained in and/or referenced in such Park Compilation Merchandise item.

6.3 Consulting Fee. Consistent with its normal business practices, Licensor will reasonably cooperate with Licensee in making available to Licensee, at Licensor’s actual out-of-pocket cost, including actual duplication and shipping costs (but without any markup), information, artwork, Clips, Stills, music, voice tracks and other relevant materials in order that Licensee can creatively develop the Themed Area, the Licensed Products, the Licensed Premiums, the Consumables, and advertising, marketing and promotional materials in connection therewith. Among other things, Licensor shall supply to Licensee, free of charge, master artwork and Style Guides with respect to the Licensed Property (and updates thereof from time to time), to assist Licensee in correctly depicting the Licensed Property in the Themed Area, the Licensed Products, the Licensed Premiums, the Consumables, and the advertising, marketing and promotional materials in connection therewith. Licensor shall also consult with Licensee in connection with the development of the Themed Area, the Licensed Products, the Licensed Premiums, the Consumables, and the advertising, marketing and promotional materials in connection therewith, and, as more specifically set forth in Section 3, Licensor shall review and shall approve or disapprove all such items. For all of such services to be provided by Licensor, subject to Section 6.2(d), Licensee shall pay Licensor a consulting fee of ****.

6.4 Pass Through Amounts. Licensee shall reimburse Licensor, without markup, for 100% of amounts (“Pass Through Amounts”) that Licensor may be required to pay to third parties for the exercise of the exploitation of any of the rights granted to Licensee herein (e.g., payment of a participation for use of a performer’s name and likeness, guild mandated fees, etc.). To the best of Licensor’s knowledge as of the date hereof, Exhibit 3 attached hereto contains a list of all third parties who may be due Pass Through Amounts by reason of contract with Licensor (excluding obligations pursuant to collective bargaining agreements) in order for Licensee to use the Licensed Property for the Licensed Uses, and the Pass Through Amounts payable in connection therewith. In the event that, after the date of this Agreement, Licensor acquires knowledge of any other third parties to whom Pass Through Amounts may be due by reason of contract with Licensor (excluding obligations pursuant to collective bargaining agreements) in order for Licensee to use the Licensed Property for the Licensed Uses, Licensor will provide prompt written notice thereof to Licensee which notice shall include the Pass Through Amounts payable in connection therewith.

6.5 Capital Expenditure. Licensee shall spend on the initial capital expenditure to build out the Themed Area such sums as may be necessary to create a first class, world class level themed area unsurpassed by any other themed area in any destination theme park worldwide (at a minimum, equivalent to the quality of the Theme Park as of the date of this Agreement). Such capital expenditure shall in no event be less than ****. After the opening of the Themed Area, Licensee shall continue to expend on the Themed Area such sums as are necessary to maintain the Themed Area as a first class, world class level themed area unsurpassed by any other themed area in any destination theme park worldwide (at a minimum, equivalent to the quality of the Theme Park as of the date of this Agreement) **** Licensee shall pay particular attention to incorporating within the Themed Area elements from the final two Movies, and shall implement such elements into the Themed Area such that elements from the final two Movies are represented in the Themed Area in a generally similar per-Movie proportion as elements from the first five Movies. All capital improvements to the Themed Area shall be developed through a collaborative process between Licensor and Licensee, and shall be subject to Licensor’s approval as provided in Section 3.

6.6 No Offset. None of the types of consideration set forth in this Section 6 shall offset against any other type of consideration set forth in this Section 6. Each is an independent obligation without any recoupment or offset of any kind. By way of example, and without limiting the generality of the foregoing, the Licensed Product Royalties payable pursuant to Section 6.2 shall be in addition to and shall not offset or accrue against the Guaranteed Fee payable pursuant to Section 6.1.

6.7 **** Likewise, the provisions of this Section 6.7 are inapplicable to any agreement that may have been entered into by any entity, portfolio company or fund affiliated with The Blackstone Group (other than Licensee), if such agreement is not in connection with the Resort or any portion thereof. In addition, the provisions of this Section 6.7 are inapplicable to the “special fee” that is paid by Licensee under the Amended and Restated Agreement of Limited Partnership of Universal City Development Partners, Ltd., as such agreement may be amended from time to time, and to any amounts that may be payable by Licensee, or by its successor or assign, under any license agreement referenced in Section 13.7(a).

7.	STATEMENTS AND PAYMENTS:

7.1 Periodic Statements. Within thirty (30) days after the end of the first calendar quarter after the date of this Agreement and promptly on the thirtieth (30th) day after the end of each calendar quarter thereafter, Licensee will furnish to Licensor complete and accurate statements, certified as such, in writing, by an officer or other authorized principal representative of Licensee. Accompanying each statement will be the indicated payment. Each statement shall show:

(a) For Guaranteed Fee, Royalties, **** and other calculation purposes:

(i) with respect to all Licensed Products, Licensed Premiums and Consumables manufactured on behalf of Licensee or that Licensee has purchased royalty-free from other licensees or designees of Licensor during the preceding calendar quarter:

(1) the total number of units of each Licensed Product, Licensed Premium and Consumable manufactured, purchased or received by Licensee during the preceding calendar quarter;

(2) the country or countries where such Licensed Products, Licensed Premiums and Consumables were manufactured, purchased and received;

(3) a Description (as such term is defined below) of such Licensed Products, Licensed Premiums and Consumables;

(4) the Wholesale Price for all such Licensed Products, Licensed Premiums and Consumables;

(ii)	**** but that is not included in Licensed Products, Licensed Premiums or Consumables (as set forth in Section 6.2(b) above), ****; and

(iii)	a calculation of the Royalties and Consulting Fees.

(b) Such other information as Licensor may reasonably require to verify the accuracy of the payments accompanying each periodic statement.

7.2 Such statements will be in a format required by Licensor (as may be periodically revised by Licensor), or such other format as may be proposed by Licensee and approved by Licensor in the reasonable discretion of Licensor. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder will not preclude Licensor from questioning the correctness thereof at any time within five (5) years after the end of the calendar year in which such statements were prepared, or such sums were paid, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they will promptly be rectified and the appropriate payments made by Licensee. For purposes of this Agreement, the term “Description” means a detailed description of the Licensed Products, Licensed Premiums and Consumables including the nature of each of the Licensed Products, any and all names, voices, and likenesses, of either live actors or animated characters, from the Licensed Property utilized on the Licensed Products, Licensed Premiums and Consumables and/or any related packaging and/or wrapping material, and any other components of the Licensed Property utilized on the Licensed Products, Licensed Premiums and Consumables and/or any related packaging and/or wrapping material. In the event Licensor is responsible for the payment of any additional third party participations based on Licensee not reporting by character name, voice and likeness or by other components of the Licensed Property as requested by Licensor, Licensee will be responsible for reimbursing Licensor for the full amount of all such third party claims, including without limitation, the participation itself, audit and attorneys’ fees (in each case, to the extent actually required to be paid by Licensor to the third party) and interest. Licensee understands and agrees that the inclusion of the Description on all statements by Licensee is a material term and condition of this Agreement.

7.3 Delivery Information for Statements and Payments. Licensee will deliver all statements and payments to Licensor pursuant to instructions given to Licensee by Licensor in writing. On all statements and payments required hereunder, Licensee will reference the contract number(s) set forth on the first page of this Agreement (and/or such other contract number(s) designated by Licensor in a written notice to Licensee). Methods for delivery of statements may include United States mail, express courier service, e-mail, facsimile, or wire transfer.

7.4 Books and Records; Right to Audit. Licensee shall keep, maintain and preserve, in Licensee’s principal place of business, complete and accurate records relating to Licensee’s performance under this Agreement, including, without limitation, purchase orders, inventory records, invoices, correspondence, banking and financial and other relevant records, for no less than five (5) years and six (6) months after the end of the year with respect to which such records pertain, including any such time period that may occur after the expiration or termination of the Term. Such records shall be available for inspection and audit during any such times during reasonable business hours and upon reasonable notice by Licensor or its nominees. Licensee agrees not to cause or permit any interference with Licensor or nominees of Licensor in the performance of their duties, and Licensor agrees that Licensor and its nominees shall minimize the disruption and interference that they cause to Licensee’s business operations. During such inspections and audits, Licensor will have the right to take extracts and/or make copies of Licensee’s records as it deems necessary. Further, upon Licensor’s request and in connection with any inspection and audit conducted by Licensor pursuant to this Agreement, Licensee shall use commercially reasonable efforts to provide Licensor with access to the records of Licensee’s affiliates, third party distributors, vendors and customers relating to purchases and sales of Licensed Products, Licensed Premiums, Consumables and any services provided in connection with the performance of this Agreement.

7.5 No Waiver of Rights. The exercise by Licensor in whole or in part, at any time of the right to audit records and accounts or of any other right herein granted, or the acceptance by Licensor of any statement or statements or the receipt and/or deposit by Licensor, of any payment tendered by or on behalf of Licensee will be without prejudice to any rights or remedies of Licensor and such acceptance, receipt and/or deposit will not preclude or prevent Licensor from thereafter disputing the accuracy of any such statement or payment.

7.6 Deficiencies. If pursuant to its right hereunder Licensor causes an audit and inspection to be instituted which thereafter discloses a deficiency between the amount found to be due to Licensor and the amount actually received or credited to Licensor (the “Deficiency”), then, Licensee will, upon Licensor’s demand, promptly pay the Deficiency, together with interest thereon at a rate equal to the “prime” rate, as quoted by the Wall Street Journal (New York Edition) from time to time, plus 3% (or the maximum rate permissible by law, if less), from the date such Deficiency was due to the date of payment. In addition, if the Deficiency is more than five percent (5%) of all Royalties paid by Licensee during the period covered by such audit and inspection, then Licensee will reimburse Licensor for the reasonable costs and expenses of such audit and inspection.

7.7 Exchange Rates. All payments of the Guaranteed Fee, Royalties and Consulting Fee and any other amounts payable to Licensor hereunder will be paid to Licensor in U.S. Dollars. If applicable, each such payment will be converted to U.S. Dollars at the applicable exchange rate quoted by the Wall Street Journal (New York Edition) published as of the date such payment is actually paid to Licensor; provided, however, that if the amount converted to U.S. Dollars is less than the stated U.S. Dollar amounts specified in Section 6 due to the conversion of any payment to Licensor being made after the applicable due date for such payment or otherwise, Licensee will be solely responsible for any shortfall and will pay to Licensor the difference in U.S. Dollars (together with any required interest) when the payment is remitted. Licensee will bear all costs for such conversion. Further, Licensee will indicate on each statement related to any converted payment the amount of the payment in the original currency before conversion, the actual exchange rate used to convert the payment and the amount of the payment in U.S. Dollars.

8.	USE, OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY:

8.1 Use and Ownership

(a) Licensee covenants and agrees that, as between Licensee and Licensor, Licensor retains all right, title, interest and copyright in and to the Licensed Property.

(b) Licensor and Licensee agree that Licensee’s use of the Licensed Property is conditional upon Licensor obtaining the rights and goodwill resulting from such use. Licensee recognizes the value of the publicity and goodwill associated with the Licensed Property and acknowledges that such goodwill shall inure exclusively to the benefit of Licensor. Licensee further recognizes and acknowledges that the Licensed Property has acquired a secondary meaning as Licensor’s trademarks and/or identifications in the mind of the public. Licensee further recognizes and acknowledges that a breach by Licensee of any of its covenants, agreements or undertakings hereunder with respect to the Licensed Property will cause Licensor irreparable damage, which cannot be readily remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of Licensor’s copyrights, trademarks and/other proprietary rights in, and to the Licensed Property, thereby entitling Licensor to equitable remedies and costs.

8.2 Artwork, Copyright and Trademark Notices. Subject to Sections 8.3 and 8.4 below, Licensee further agrees and acknowledges that all intellectual property rights in any uses of the Licensed Property hereunder, including without limitation, additional material that uses, exploits or derives from the Licensed Property, new versions of the Licensed Property, and translations, adaptations, rearrangements of or other changes in or relating to the Licensed Property (collectively, the “Licensed Property Developments”), which are created by or for Licensee, as between Licensor and Licensee, shall be and will remain the exclusive property of Licensor, and the same shall be and will remain a part of the Licensed Property, as the case may be, under the terms and conditions of this Agreement. Notwithstanding the foregoing, the parties agree that the Licensed Property Developments do not include any elements created by Licensee, solely or jointly with any third party, or licensed to Licensee from a third party, that do not use, exploit or derive from the Licensed Property, nor any intellectual property rights related thereto; for avoidance of doubt, the Licensed Property Developments do not include the Other Developments. Accordingly, Licensee agrees that any and all Licensed Property Developments will be deemed, to the extent possible, a “work made for hire” for Licensor under the U.S. Copyright Act (or a “commissioned work” or other designated type of work under any other applicable similar laws of other jurisdictions that provide that such work is owned by the party that commissions or otherwise directs another party to create such work). Licensor will be deemed the author and the exclusive owner of such Licensed Property Developments, and all copyrights, trademark rights and other intellectual property rights therein (to the extent any such rights exist), in perpetuity and throughout the universe, in all media now known and, to the extent permitted under applicable law, any and all media later devised. To the extent any such Licensed Property Developments cannot be deemed a “work made for hire” as set forth above, Licensee hereby assigns to Licensor all right, title and interest in and to such Licensed Property Developments, including all copyrights, trademark rights and other intellectual property rights therein (to the extent any such rights exist), in perpetuity and throughout the universe, and all extensions, renewals and reversions of the same. Licensee will execute, at Licensor’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. Licensee hereby irrevocably appoints Licensor as Licensee’s attorney-in-fact for the purpose of executing such documents on Licensee’s behalf, which appointment is coupled with an interest. If Licensee has any rights, including without limitation “artist’s rights” or “moral rights,” in such Licensed Property Developments that cannot be assigned, Licensee hereby waives any such rights and agrees that it will not seek to enforce such rights against Licensor in any location and, further, agrees that Licensor will have the right to revise, condense, abridge, expand, adapt, change, modify, add to, subtract from, re-title, re-draw, re-color, translate and otherwise modify such Licensed Property Developments without the consent of Licensee. In the event that any of the above-referenced rights cannot be assigned or waived, Licensee hereby grants to Licensor, an exclusive (but not exclusive of Licensee’s rights under this Agreement), worldwide, irrevocable, perpetual, fully-paid, royalty-free, freely transferable license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally transmit such Licensed Property Developments for any purpose in any and all media now known and, to the extent permitted under applicable law, any and all media later devised (including, without limitation, all paper, canvas, transparencies and other two dimensional media used to depict drawings, designs, written information and the like, all metal, plastic, wood and other three dimensional media used to create sculptures, molds, models and the like, and all cassettes, computer hard drives, DVDs, CD-ROMs and other electronic storage media used to store voice-recordings, software programs, digital, optical, numerical, magnetic data and the like). Licensee reserves no intellectual property rights whatsoever in or to any such Licensed Property Developments. Licensee acknowledges that Licensor will have the right, without limitation of any other rights and remedies to which Licensor may be entitled, at law, in equity or otherwise, but subject to Licensee’s cure rights as set forth below, to terminate this Agreement in the event Licensee asserts any intellectual property rights (other than those specifically granted pursuant to this Agreement) in or to such Licensed Property Developments or any of the other Licensed Property. In no event will Licensor be required to attribute to Licensee, any of Licensee’s employees or any third party recognition or otherwise identify any such party as an author, creator or contributor to any Licensed Property Developments created by Licensee, solely or jointly with Licensor or any third party, in connection with this Agreement, provided that Licensee may request, subject to the sole and absolute, but good faith, discretion of Licensor, on a case by case basis, that Licensee’s and Licensor’s respective employees, vendors and independent contractors who conceive, create, design, construct and/or otherwise contribute to the Themed Area receive appropriate credit for such matters in connection with any applicable trade or industry awards (e.g., the Themed Entertainment Association awards).

8.3 In no event may any third party commence work on anything to be created in connection with this Agreement unless Licensee obtains Licensor’s specific written approval of such third party pursuant to a fully executed Contributor’s Agreement in the form attached hereto as Exhibit 2 or such other form as may be required by Licensor (except that Licensee may, without Licensor’s consent, use designers, manufacturers and vendors of ride and show equipment, engineers and other technical personnel, general contractors, specialty subcontractors, film and video producers, special effects developers, and other consultants that Licensee has used in the past (except in the area of food and beverage where all such persons or entities are subject to the approval or disapproval of Licensor in the sole and absolute discretion of Licensor), as long as each such party signs an appropriate agreement with Licensee based upon a standard form agreement that has been approved by Licensor (or an agreement that conforms in all material respects to such approved standard form agreement), under which such party acknowledges that it has no rights in, or claims upon, the Licensed Property, the Licensed Property Developments, any Other Developments (other than any patented or proprietary portion thereof as to which such party owns any rights that do not use, exploit or derive from the Licensed Property), or any other item created or work performed by such party under such agreement; provided, however, that, pursuant to Licensee’s pre-existing agreement with Amec Structural Devices Limited (together with its successors and assigns, “Amec”), such entity has the right, under certain circumstances, to license from Licensee the technology developed pursuant to such agreement for any purpose other than an amusement ride in the State of Florida containing more than **** (Licensee represents and warrants that such technology does not constitute a Licensed Property Development and that Amec has no rights with respect to the Licensed Property or any Licensed Property Development). Licensor may, however, in the sole and absolute but good faith discretion of Licensor, require Licensee to hire specific consultants to advise Licensee with regard to specific uses of the Licensed Property in connection with the Licensed Uses in order to ensure that the execution of such Licensed Uses is consistent with Licensor’s requirements, provided that (i) Licensee, acting in good faith, is able to reach an agreement with each such consultant as to the compensation to be paid and benefits to be provided by Licensee to such consultant, (ii) Licensor designates the specific consultants to be hired by Licensee sufficiently in advance of the time that the services to be rendered by such consultants are required to be rendered, as set forth in Licensee’s then-current Licensor approved Business Plan, and (iii) such consultants are available to render the services required by Licensee in accordance with the schedule and budget set forth in the then-current Licensor approved Business Plan. Such consultants shall include **** and may include others, for example, without limitation, pertaining to the area of food and beverages to be sold at the Themed Area, scripting of ride narration, ride design and general theming of the Themed Area. In the case of ****, it is understood and agreed that Licensee shall pay **** the sum of ****, within fifteen (15) days after the execution of this Agreement, for consultation with regard to the design and development of the Themed Area, Licensed Products and Licensed Premiums, including specifically, food and beverages to be sold at the Themed Area, scripting of ride narration, ride design and general theming of the Themed Area. Licensor and Licensee understand and agree that, except to the extent stated to the contrary in Section 3.5, above, under no circumstances will Licensee be required to pay any additional compensation to **** or ****, it being understood that all other payments to **** and to **** with respect to the rights granted to Licensee under this Agreement and with respect to any other consulting services provided by **** or by **** with respect to this Agreement will be the sole responsibility of Licensor, unless Licensee, at its sole and absolute discretion, wishes to engage **** or **** for additional services and comes to further agreement with either or both of them.

8.4 Reproduction. Without in any manner restricting any of the rights of Licensor set forth in this Agreement, it is specifically understood and agreed that Licensor shall have the right to reproduce, and use any reproductions of, the Licensed Property Developments and anything else developed by Licensee pursuant to this Agreement, for use at the Themed Area or elsewhere, to the extent that it uses, exploits or derives from the Licensed Property (such developments including but not limited to product formulations of food and beverage, graphics and scripts), in any other theme park or outside of a theme park, subject only to Licensee’s right of exclusivity set forth in Section 2.1 above. Notwithstanding the preceding sentence, for the avoidance of doubt, the parties expressly agree that Licensor is not granted, by virtue of this Agreement, any right to reproduce, or use any reproductions of, any patented elements, trade secrets, proprietary technology, proprietary methods or other proprietary items of Licensee or of any third party that may be incorporated or utilized in conjunction with any Licensed Property Developments or Licensed Uses, except any portion of the foregoing solely to the extent that such portion uses, exploits or derives from the Licensed Property (such patented elements, trade secrets, proprietary technology, proprietary methods and other proprietary items of Licensee or of any third party that may be incorporated or utilized in conjunction with any Licensed Property Developments or Licensed Uses, except any portion of the foregoing solely to the extent that such portion uses, exploits or derives from the Licensed Property, are collectively referred to herein as the “Other Developments”). By way of examples, (a) if Licensee develops a portion of a ride vehicle that contains images of Licensed Property characters, or that is in the shape of any such character, Licensor will own the intellectual property rights in, and will have the right to reproduce, and use any reproductions of, such image or shape, which intellectual property rights shall be considered to be Licensed Property Developments, but Licensor shall not own, and shall not have the right to reproduce, or use any reproductions of, any of the patented elements, trade secrets, proprietary technology, proprietary methods or other proprietary items used in connection therewith (unless Licensor otherwise obtains such rights from Licensee or relevant third party), which patented elements, trade secrets, proprietary technology, proprietary methods and other proprietary items used in connection therewith shall be considered to be Other Developments, and (b) if Licensee creates a special effect that depicts any Licensed Property character, such as a pyrotechnic effect in the shape of a Licensed Property character or a pyrotechnic effect that embodies a “wizard magic” element contained within the Licensed Property, Licensor will own the intellectual property rights in, and will have the right to reproduce, and use any reproductions of, such character depiction or shape or such “wizard magic” element, as applicable, which intellectual property rights shall be considered to be Licensed Property Developments, but Licensor shall not own, and shall not have the right to reproduce, or use any reproductions of, any of the patented elements, trade secrets, proprietary technology, proprietary methods or other proprietary items used in connection therewith (unless Licensor otherwise obtains such rights from Licensee or relevant third party), which patented elements, trade secrets, proprietary technology, proprietary methods and other proprietary items used in connection therewith shall be considered to be Other Developments.

8.5 If Licensee desires to use depictions of the Licensed Property that vary from those set forth in the Style Guide(s), Licensee will make a request to Licensor to such effect, and if such request is approved, in the sole and absolute but good faith discretion of Licensor, Licensor will approve Licensee going forward with development of artwork based upon the Licensed Property or, if requested by Licensee and approved by Licensor, prepare and deliver appropriate artwork to Licensee. Where Licensor furnishes artwork to Licensee at Licensee’s request, Licensee will, within thirty (30) days of receiving an invoice therefor, pay Licensor for such artwork at Licensor’s prevailing commercial art rates. Any such fees are in addition to, and will not be offset by, any Guaranteed Fee or other consideration required hereunder.

8.6 If Licensor expressly consents, as set forth in Section 8.5 above, to permit Licensee to develop artwork based upon the Licensed Property, Licensor may prescribe such conditions as Licensor may elect in its sole and absolute but good faith discretion. In any event, Licensee shall assign or procure the assignment in writing of all rights, copyright and otherwise, in and to any artwork or other material referring to, pertaining, derived from or otherwise relating to the Licensed Property, including any and all newly created elements which may be marketed in connection with the Licensed Property and the Licensed Uses, and it is intended that this provision shall take effect as an assignment of prospective copyrights in works yet to be created by or for Licensee referring to, displaying, derived from or otherwise relating to the Licensed Property. Licensee further undertakes to take all and any steps necessary for the recordal or registration of the assignment(s) referred to hereinabove. Any artwork created by or for Licensee pursuant to this Section 8.6 shall constitute a Licensed Property Development.

8.7 Protection.

(a) Licensee shall assist Licensor and/or Licensor’s designees, at no out-of-pocket cost to Licensee, as requested by Licensor in obtaining and maintaining in the name of Licensor any and all available protection of its rights in and to the Licensed Property. Licensee agrees, at no out-of-pocket cost to Licensee, to sign documents, give testimony, provide exhibits, provide facts, give notices and otherwise cooperate with Licensor or any of its affiliates, agents or representatives in obtaining registrations, assignments, certificates and the like evidencing the rights of Licensor or its affiliates in the Licensed Property, including without limitation, any Licensed Uses.

(b) Licensor may, if it so desires, commence or prosecute any actions, claims, suits or proceedings in respect of infringement of rights in the Licensed Property and may, if it so desires, join Licensee as a party in such suit (provided that Licensee shall not incur any out-of-pocket costs in connection with any such suit, and Licensor shall defend, indemnify and hold harmless Licensee from and against any and all loss, cost, expense, damage and liability that Licensee may incur in connection with such suit). Licensee shall notify Licensor in writing of any activities which Licensee believes to be infringements or utilization by others of any of the Licensed Property. Licensor shall have the sole and absolute right to determine whether or not any such action, claim, suit or proceeding shall be undertaken by Licensor and shall have absolute discretion in the accommodation or settlement of any controversy relating thereto. Licensee shall not institute any such action, claim, suit or proceeding or take any other action with respect to any such infringement or activity without first obtaining the written consent of Licensor to do so.

(c) As more particularly set forth in Section 8.8, Licensee shall cause to be imprinted, irremovably and legibly in relation to each Licensed Use of the Licensed Property (in tangible form), including without limitation, any signage, printed materials, advertising, Licensed Products and any other use, the copyright and/or trademark notice(s) (or such other notice as may be approved by Licensor) including if Licensor so directs specified copyright and trademark symbols, the name of Licensor affiliate or division that owns the intellectual property and the year date.

(d) In no event shall Licensee use, in respect to the Licensed Uses or any other approved use of the Licensed Property hereunder and/or in relation to any advertising, promotional, packaging or wrapping material, any copyright or trademark notices which shall conflict with, be confusing with, or negate, any notices required hereunder by Licensor. Licensee may, however, in respect to the Licensed Uses or any other approved use of the Licensed Property hereunder and/or in relation to any advertising, promotional, packaging or wrapping material, use Licensee’s house mark (e.g., the Universal Studios globe logo), the name and logo of the Theme Park and/or the Resort, and Licensee’s own copyright and trademark notices, as long as (i) none of the foregoing are touching or otherwise co-mingled with any Licensed Property, (ii) it is clear that Licensee’s copyright and trademark notices refer only to Licensee’s house mark, the name and logo of the Theme Park and/or the Resort, and/or other elements supplied by Licensee, and not to the Licensed Property or any part thereof, and (iii) it is clear that Licensee is not making any claim of ownership in or to the Licensed Property or any part thereof. Moreover, Licensor acknowledges that the Licensed Property may, in Theme Park maps, brochures and advertising and marketing materials, and in Park Compilation Merchandise, be used in conjunction with trademarks and copyrighted material of third parties from whom Licensee licenses intellectual property rights used at the Theme Park, subject to Licensor’s approval in its sole and absolute, but good faith, discretion, provided that (i) the Licensed Property shall not touch or be commingled with such third party trademarks or copyrighted material, and (ii) proper copyright and trademark notices for the Licensed Property and for the third party trademarks and/or copyrighted material shall be used in the Theme Park maps, brochures and advertising and marketing materials, and in the Park Compilation Merchandise, so that it is clear that Licensor is the owner of the Licensed Property and that the third party is the owner of the third party trademarks or copyrighted material.

8.8 Trademark Registration; Copyright and Trademark Notices.

(a) At Licensee’s request, Licensor shall apply to register such trademarks and service marks relating to the Licensed Property as Licensee may request, in such countries and categories, and for such products and services, as Licensee shall request, provided that Licensee shall be solely responsible for the payment of all fees and expenses, including reasonable attorneys’ fees, incurred by Licensor in connection with such registrations that are requested by Licensee. In all such cases, Licensor shall be both the legal and beneficial owner of all such applications and registrations.

(b) Licensee agrees that when utilizing the Licensed Property or any portion thereof in any Licensed Product, Licensed Premium, Consumable (including packaging, wrapping, hangtags and/or sewn-in labels for any such Licensed Product, Licensed Premium or Consumable), or for any advertising, marketing or promotional materials, Licensee shall include the following copyright and trademark notice, or such other copyright or trademark notice of which Licensor gives notice to Licensee in writing, with respect thereof (the year designation in each of the following copyright and trademark notices shall change to reflect the year of manufacture of such Licensed Product, Licensed Premium or Consumable, or the year of public dissemination of such advertising, marketing or promotional materials):

For all HARRY POTTER product and sewn-in labels:

™ & © Warner Bros. Entertainment Inc.

(s09)

For all HARRY POTTER packaging, advertising and promotional materials where BILLING BLOCK (credits for the film) appears, the following author legal notice must be included:

™ & © Warner Bros. Entertainment Inc. Harry Potter Publishing Rights © J.K. Rowling.

(s09)

For all HARRY POTTER packaging, advertising and promotional materials, where NO BILLING BLOCK (credits for the film) appears, the following author legal notice must be included:

™ & © Warner Bros. Entertainment Inc. Harry Potter Publishing Rights © JKR.

(s09)

When necessary to avoid confusion, the following extended notices shall be used instead:

For all HARRY POTTER product and sewn-in labels:

HARRY POTTER, characters, names and related indicia are trademarks of and © Warner Bros. Entertainment Inc.

(s09)

For all HARRY POTTER packaging, advertising and promotional materials where BILLING BLOCK (credits for the film) appears, an author legal notice must be included:

HARRY POTTER, characters, names and related indicia are trademarks of and © Warner Bros. Entertainment Inc. Harry Potter Publishing Rights © J.K. Rowling.

(s09)

For all HARRY POTTER packaging, advertising and promotional materials, where NO BILLING BLOCK (credits for the film) is used:

HARRY POTTER, characters, names and related indicia are trademarks of and © Warner Bros. Entertainment Inc. Harry Potter Publishing Rights © JKR.

(s09)

If there is insufficient space in the Licensed Product, Licensed Premium or Consumable, or the advertising marketing or promotional material, for the foregoing copyright and trademark notices, shorter notices may be utilized subject to the sole and absolute, but good faith, discretion of Licensor.

(c) Except as stated above, and subject to all the terms and conditions of this Agreement, Licensor and Licensee agree that there are no other copyright or trademark notices, or other credits for Licensor, presently required in the Themed Area.

9.	INDEMNITY & INSURANCE:

9.1 Indemnity.

(a) During the Term, and continuing after the expiration or termination of this Agreement, Licensor shall indemnify Licensee and its parent companies, subsidiaries and affiliates, and the officers, directors, employees, agents and constituent general and limited partners of each of them and all persons connected with and/or employed by them or any of them (including, without limitation, Steven Spielberg and any entity in which he owns a controlling interest), and the successors and assigns of each of the foregoing (the “Licensee Related Parties”), and shall hold Licensee Related Parties harmless from any loss, liability, damage, cost or expense, arising out of any claims or suits which may be brought or made against any Licensee Related Party based upon, arising out of, or otherwise attributable to: (i) any breach or violation of this Agreement by Licensor, including any breach of Licensor’s warranties or representations as set forth in Section 10.1 hereof; or (ii) Licensor’s non-compliance with any applicable federal, state or local laws or with any other applicable regulations. With respect to the foregoing indemnity, Licensor shall defend and hold harmless the Licensee Related Parties and each of them at no cost or expense to them whatsoever, including, without limitation, legal fees and expenses and court costs. Licensee shall give prompt written notice, and full cooperation and assistance, to Licensor relative to the conduct and defense of any such claim or suit, and/or proceedings related thereto, at no out-of-pocket cost to Licensee. Licensee shall not, however, be entitled to recover for lost profits. Licensee shall have the right but not the obligation to be represented in any such action or proceeding with counsel of its own choice, at its sole cost and expense. In no event will Licensor agree to any settlement of any such action or proceeding if such settlement involves an admission of guilt, wrongdoing, intentional misconduct or negligence on the part of any Licensee Related Party.

(b) During the Term, and continuing after the expiration or termination of this Agreement, Licensee shall indemnify Licensor and its parent companies, subsidiaries and affiliates, and the officers, directors, employees, constituent general and limited partners, and the Author, and agents of each of the foregoing, including without limitation the Christopher Little Literary Agency, the publishers of the Books, and all persons connected with and/or employed by them or any of them, and the successors and assigns of each of the foregoing (the “Licensor Related Parties”), and shall hold Licensor Related Parties harmless from any loss, liability, damage, cost or expense, arising out of any claims or suits which may be brought or made against any Licensor Related Party based upon, arising out of, or otherwise attributable to: (i) any breach or violation of this Agreement by Licensee, including any breach of Licensee’s warranties or representations set forth in Section 10.2 hereof; (ii) any use of the Licensed Property other than in accordance with the terms and provisions of this Agreement; (iii) any breach of any duty, failure to perform, or any alleged defect (whether obvious or hidden) in or use of, any product sold, or in any ride or attraction, or connected to any other service, at the Themed Area, the Theme Park or anywhere at the Resort; (iv) any injury to property or persons (including, without limitation, bodily injury or death) arising out of or in connection with the Themed Area, the Theme Park, the Resort, or any of Licensee’s activities or operations relating to the Themed Area, the Theme Park, or the Resort, including, without limitation, promotion, advertising and publicity activities; (v) Licensee’s non-compliance with any applicable federal, state or local laws or with any other applicable regulations; or (vi) any infringement or breach of any copyright, design, trade name, trade mark, service mark, patent or other proprietary or equitable right of any person or entity, or any libel or invasion of the right of privacy, publicity or other proprietary or equitable right of any person, in connection with the Themed Area, the Theme Park or the Resort (other than any claim or suit based upon Licensor’s breach of any of Licensor’s warranties or representations as set forth in Section 10.1 hereof) or; (vi) Licensee’s or Licensee’s agents’ or designees’ construction or operation of the Themed Area, the Theme Park or the Resort, including without limitation, any rides or attractions. With respect to the foregoing indemnity, Licensee shall defend and hold harmless Licensor Related Parties and each of them at no cost or expense to them whatsoever, including, without limitation, legal fees and expenses and court costs. Licensor shall give prompt written notice, and full cooperation and assistance, to Licensee relative to the conduct and defense of any such claim or suit, and/or proceedings related thereto, at no out-of-pocket cost to Licensor. Licensor shall not, however, be entitled to recover for lost profits. Licensor shall have the right but not the obligation to be represented in any such action or proceeding with counsel of its own choice, at its sole cost and expense. In no event will Licensee agree to any settlement of any such action or proceeding if such settlement involves an admission of guilt, wrongdoing, intentional misconduct or negligence on the part of any Licensor Related Party.

9.2 Insurance to be Maintained by Licensee. Without limiting its obligations hereunder, Licensee shall at its own cost and expense effect and maintain public risks insurance in respect of anything relating to the Theme Park and product liability insurance in respect of any products sold or otherwise utilized at or in connection with the Theme Park. Such insurance shall be:

(a) With an insurer having an A.M. Best rating of at least A VI or a Standard & Poor’s rating of at least A-;

(b) In amounts no less than **** per occurrence, combined single limits (subject to reasonable increases over time in accordance with the CPI (as defined in Section 6.1(d));

(c) In the name of Licensee, and shall name Licensor and any other Licensor Related Party having an insurable interest, as instructed by Licensor, as additional insureds; and

(d) Simultaneously with the execution of this Agreement, Licensee undertakes to submit to Licensor a fully paid policy or certificate of insurance naming Licensor and each of its affiliates as instructed by Licensor as additional insured parties and, requiring that the insurer shall not terminate or materially modify such policy or certificate of insurance without written notice to Licensor at least twenty (20) days in advance thereof (provided that the insurer need give Licensor only ten (10) days advance notice of a termination or material modification due to non-payment of premium). Such insurance shall at all times be primary and not contributory with any insurance carried by Licensor or any of its affiliates.

9.3 Insurance to be Maintained by Licensor. Without limiting its obligations hereunder, Licensor shall at its own cost and expense, effect and maintain producer’s errors and omissions insurance in respect of the Licensed Property. Such insurance shall be:

(a) With an insurer having an A.M. Best rating of at least A VI or a Standard & Poor’s rating of at least A-;

(b) In amounts no less than **** per occurrence (subject to reasonable increases over time in accordance with the CPI (as defined in Section 6.1(d));

(c) In the name of Licensor, and shall name Licensee and any other Licensee Related Party having an insurable interest, as instructed by Licensee, as additional insureds; and

(d) Simultaneously with the execution of this Agreement, Licensor undertakes to submit to Licensee a fully paid policy or certificate of insurance naming Licensee and each of its affiliates as instructed by Licensee as additional insured parties and, requiring that the insurer shall not terminate or materially modify such policy or certificate of insurance without written notice to Licensee at least twenty (20) days in advance thereof (provided that the insurer need give Licensee only ten (10) days advance notice of a termination or material modification due to non-payment of premium). Such insurance shall at all times be primary and not contributory with any insurance carried by Licensee or any of its affiliates.

10.	REPRESENTATIONS AND WARRANTIES

10.1 Licensor. Licensor represents, warrants and agrees that:

(a) it has, and will have throughout the Term of this Agreement, the right to license the Licensed Property in accordance with the provisions of this Agreement;

(b) the making of this Agreement by Licensor does not and will not violate any agreement, right or obligation existing between Licensor and any other person, firm or entity;

(c) Licensor shall maintain its rights in the Licensed Property during the Term;

(d) Licensor has full right, power and authority to enter into this Agreement and fully perform its obligations hereunder, and this Agreement is a valid and binding agreement, enforceable against Licensor in accordance with its terms;

(e) Licensor is the owner of each element of the Licensed Property and neither the Licensed Property nor any element thereof is subject to a current assignment, transfer, encumbrance, hypothecation or security interest that will adversely affect Licensee’s ability to exercise the rights granted hereunder;

(f) to the best of Licensor’s knowledge, there are no liens, encumbrances, claims or litigation pending or threatened regarding any element of the Licensed Property that will adversely affect Licensee’s ability to exercise the rights granted hereunder;

(g) the exercise by Licensee of the rights herein granted in the Licensed Property in accordance with all the terms and conditions of this Agreement will not violate or infringe the copyright or trademark rights of any person or entity whatsoever;

(h) to the best of Licensor’s knowledge, provided that Licensee enters into appropriate agreements with the applicable talent (and, if mutually agreed by Licensor and Licensee, other personnel such as the director(s) and writer(s)) of the feature films “HARRY POTTER AND THE ORDER OF THE PHOENIX” and “HARRY POTTER AND THE HALF-BLOOD PRINCE”, in accordance with Section 3.17, and provided, further, that Licensee obtains any required synchronization, performance rights and/or master recording licenses with respect to music from any of the Movies that is used by Licensee, in accordance with Section 4.5(f), the exercise by Licensee of the rights herein granted in the Licensed Property, in accordance with all the terms and conditions of this Agreement, will not violate or infringe any rights of publicity, rights of privacy, or moral or other personal rights of any person or entity whatsoever; and

(i) except for any amounts that may be payable under any guild, union or collective bargaining agreement to which Licensor or Licensee, or any of their respective affiliates, may be a party, or that are otherwise set forth in Exhibit 3, Licensor has no knowledge of any third party to whom any amount may be payable by Licensee in connection with Licensee’s exercise of the rights granted to Licensee under this Agreement.

10.2 Licensee. Licensee represents, warrants and agrees that:

(a) it will not dispute the title of Licensor in or to the Licensed Property (including any copyright or trademark therein), nor will it attack the validity of the license granted hereunder;

(b) it will not disparage or bring into disrepute the Licensed Property, Licensor or the Author;

(c) it will not harm or misuse the Licensed Property (including any part thereof);

(d) it will not use the Licensed Property or any part thereof, in any manner which is obscene, defamatory, misleading or deceptive or likely to mislead or deceive;

(e) it will use the Licensed Property only in accordance with the uses approved by Licensor from time to time and will comply with any conditions or restrictions attached to such approval (including, without limitation, all quality standards and specifications of Licensor);

(f) it will comply with the approved Business Plan in all material respects;

(g) it will not incur any expenses chargeable to Licensor; nor cause or allow any liens or encumbrances to be placed against, or grant any security interest in, the Licensed Property or in any physical assets that embody the Licensed Property, including without limitation, Licensee’s inventory of Licensed Products; provided, however, that Licensee may grant a security interest in the Copyright License Collateral (as defined in the form of Copyright Security Agreement in Copyright License attached hereto as Exhibit 7 (the “Copyright Security Agreement”)) to a financial lending institution or other third party if approved in advance by Licensor, pursuant to a fully executed Copyright Security Agreement (Licensor hereby approves JPMorgan Chase Bank, N.A. for purposes hereof);

(h) it will not enter into any agreement relating to the Licensed Property or any part thereof, without the prior written consent of Licensor, provided that Licensor’s consent shall not be required for (i) agreements that Licensee enters into with manufacturers of Licensed Products, Licensed Premiums and Consumables, provided that such agreements are, in all material respects, on Licensee’s standard form of Merchandise Vendor Agreement, in the form of Exhibit 4 attached hereto (except that Licensor’s approval is always required with regard to food and beverage), (ii) agreements that Licensee enters into with designers, manufacturers and vendors of ride and show equipment, engineers and other technical personnel, general contractors, specialty subcontractors and other consultants that Licensee has used in the past, as long as each such party signs an appropriate agreement with Licensee based upon a standard form agreement that has been previously approved by Licensor (or an agreement that conforms in all material respects to such approved standard form agreement) under which such party acknowledges that it has no rights in, or claims upon, the Licensed Property, any Licensed Property Developments or any Other Developments (other than any patented or proprietary portion thereof as to which such party owns any rights that do not use, exploit or derive from the Licensed Property) (except that Licensor’s approval is always required with regard to food and beverage), (iii) agreements with advertising agencies, marketing consultants and other developers of advertising, marketing and promotional materials that utilize the Licensed Property, as long as each such party signs an appropriate standard form agreement with Licensee that has been previously approved by Licensor under which such party acknowledges that it has no rights in, or claims upon, the Licensed Property or any Licensed Property Developments, and (iv) a copyright security agreement to be executed by Licensee with respect to its rights under this Agreement, in the form of Exhibit 7 attached hereto;

(i) all rights granted to it under this Agreement with respect to music are subject in all respects to the rights (if any) of composers, music publishers and performing rights associations, and Licensee shall pay any and all applicable royalties or license fees to any and all such persons arising out of the exploitation by Licensee of the music rights granted pursuant to this Agreement, provided that nothing herein negates or affects in any respect the provisions of Section 6.4 with respect to Pass-Through Amounts;

(j) it will provide Licensor with the date(s) of first use of the Licensed Uses including without limitation the Licensed Products, Licensed Premiums and Consumables;

(k) it will not distribute or sell Consumables outside the Themed Area, it will not distribute or sell Licensed Premiums outside the Resort, and it will not distribute or sell Licensed Products outside the Resort (except for the Resort-themed stores at Orlando International Airport, the liquidation stores in Orlando at which slow-selling or discontinued Resort merchandise items are sold and in response to unsolicited requests by mail or telephone directly from individual members of the public), nor will it distribute or sell Consumables, Licensed Premiums or Licensed Products to a third party who Licensee knows intends to, or who Licensee reasonably should suspect intends to, distribute or sell such Consumables, Licensed Premiums or Licensed Products, as applicable, outside of the foregoing permitted distribution and sale locations;

(l) it will not use any prison, slave or child labor or any labor that violates any local labor laws, including, without limitation, any wage laws, hour laws or laws against discrimination, and, to the best knowledge of Licensee, the working conditions for all individuals involved in the manufacture, sale and/or distribution of Licensed Products will be safe, clean, healthy and sanitary;

(m) it shall not send, share with or otherwise disclose any artwork, plans, designs or other similar materials or works approved for use hereunder to any third party, including other licensees of Licensor, without the prior written consent of Licensor (except for third party manufacturers or third party contributors, or other third parties such as advertising agencies or publicity consultants, previously approved by Licensor or otherwise permitted by Licensor to be used by Licensee in accordance with this Agreement);

(n) it will at all times comply with all applicable government laws and regulations, including but not limited to product safety, food, health, drug, cosmetic, sanitary or other similar laws, and all voluntary industry standards relating or pertaining to its obligations hereunder. It shall maintain its appropriate customary high quality standards as set forth in greater detail in Section 3.1 above. It shall comply with any regulatory agencies which shall have jurisdiction over its activities as an operator of theme parks and manufacturer and/or seller of the Licensed Products, Licensed Premiums, Consumables and all other Licensed Uses and shall procure and maintain in force any and all permissions, certifications and/or other authorizations from governmental and/or other official authorities that may be required in relation thereto. Licensee shall follow reasonable and proper procedures for testing that all rides, attractions, and Licensed Products, Licensed Premiums and Consumables comply with such laws and regulations. Licensee shall permit Licensor or its designees to inspect testing records and procedures with respect to Licensee’s activities for compliance. Any Licensed Products, Licensed Premiums, Consumables or Licensed Uses that do not comply with all applicable laws, regulations and standards shall automatically be deemed unapproved and promptly removed from the Theme Park;

(o) it will, upon Licensor’s request, provide to Licensor copies of its 10-K annual reports and its 10-Q quarterly reports as filed with the U.S. Securities and Exchange Commission, and such other credit information as Licensor may request that Licensee is permitted to provide in accordance with and subject to Regulation FD of the U.S. Securities and Exchange Commission;

(p) it will, pursuant to Licensor’s instructions, execute all necessary documentation for the recordation of itself as user of the Licensed Property licensed from Licensor hereunder if required by local laws or where Licensor reasonably requests that such recordation shall be effected. Licensee further agrees that it will at its own expense cooperate with Licensor in cancellation of any such recordation at the expiration of this Agreement or upon termination of Licensee’s right to use the Licensed Property licensed from Licensor hereunder. Licensee hereby appoints Licensor its attorney-in-fact for such purpose;

(q) it shall obtain such licenses and clearances from, and make any related payments to, any third parties as may be required, necessary or proper, and Licensor will assist Licensee in determining any such applicable payments (to the extent that the necessary information is readily available without cost or liability to Licensor), concerning, without limitation, the use of any music, story or plot in connection with the Licensed Property, and shall obtain such permissions, licenses and clearances as may be required by or from any guild, union, collective bargaining unit or other talent or labor association or organization which may have jurisdiction over Licensee’s activities hereunder; and

(r) it does not intend to charge admissions to particular rides, attractions or other areas within the Themed Area, and in the event that it does so, it shall pay Royalties on such uses pursuant to the relevant terms of this Agreement, including Section 6 above (provided that the foregoing shall not apply to any “price fixe” or “all you can eat” meal within any venue in the Themed Area for which a single price is being charged that covers both the admission to such venue and the meal cost, and the foregoing also does not apply to any “front of line” pass or other preferred attraction admission pass that may be sold by Licensee (whether sold as part of or separately from a Theme Park admission pass) that permits guests to obtain express or preferred admission to attractions throughout the Theme Park, including those in the Themed Area).

11.	TERMINATION:

11.1 Defaults. Licensor shall have the right to terminate this Agreement without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement, or otherwise in law, or in equity, or otherwise, upon the occurrence of or, where applicable, failure to cure, any one or more of the following events within the time provided for in Section 11.2 (herein called “defaults”):

(a) Licensee breaches any of its representations and warranties or defaults with regard to the performance of any of its obligations provided for in this Agreement in any material respect;

(b) Licensee fails to deliver to Licensor or to maintain in full force and effect the insurance referred to in Section 9.2 hereof;

(c) Licensee fails to make any payments due hereunder on the date due;

(d) Licensee fails to deliver any of the statements required herein or to give access to the premises and/or Licensee records pursuant to the provisions hereof to Licensor’s authorized representatives for the purposes permitted hereunder;

(e) Licensee fails to comply with any laws, regulations or voluntary industry standards, or if any governmental agency or other body, office or official vested with appropriate authority makes a finding that any Licensed Products, Licensed Premiums or Consumables sold by Licensee or theme park rides, attractions or other facilities at the Theme Park are harmful or defective in any way, manner or form, or are being manufactured, sold or distributed in contravention of applicable laws, regulations or standards, or in a manner likely to cause harm;

(f) Licensee is unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent;

(g) Licensee uses the Licensed Property in a manner not approved or deemed approved by Licensor;

(h) Licensee distributes or sells Consumables outside the Themed Area, or distributes or sells Licensed Premiums outside the Resort, or distributes or sells Licensed Products outside the Resort (except for the Resort-themed stores at Orlando International Airport and the liquidation stores in Orlando at which slow-selling or discontinued Resort merchandise items are sold and in response to unsolicited requests by mail or telephone directly from individual members of the public, and except for charitable organizations that have been approved by Licensor, in advance, on a case by case basis, in the sole and absolute but good faith discretion of Licensor,), or Licensee distributes or sells Consumables, Licensed Premiums or Licensed Products to a third party who Licensee knows intends to, or who Licensee reasonably should suspect intends to, distribute or sell such Consumables, Licensed Premiums or Licensed Products, as applicable, outside of the foregoing permitted distribution and sale locations;

(i) A manufacturer of Licensed Products, Licensed Premiums or Consumables sells such items to parties other than Licensee or engages in conduct, which conduct if engaged in by Licensee would entitle Licensor to terminate this Agreement;

(j) Except as permitted by Section 13.7 below, Licensee undergoes a Change in Control;

(k) **** (except to the extent any such delay is caused by a Force Majeure Event or by a delay on the part of Licensor in granting any material approval requested by Licensee or in performing any of Licensor’s material obligations under this Agreement);

(l) Licensee fails to submit the Business Plan on or before the due date therefor, fails to obtain Licensor’s approval of the Business Plan as required hereunder, or fails to operate the Themed Area and the Theme Park in accordance with the terms of the approved Business Plan in all material respects;

(m) Licensee has made a material misrepresentation or has omitted to state a material fact necessary to make the statements not misleading; or

(n) Licensee fails to notify Licensor of the occurrence of a Triggering Event as required in Section 6.7 above.

As used herein, a “Change in Control” shall be deemed to occur upon any of the following:

(A) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Licensee, taken as a whole, to: (i) any person or group, other than Vivendi

Universal Entertainment LLLP, a Delaware limited liability limited partnership, its Affiliates (as defined below) and its successors (collectively, “Vivendi Universal”), or (ii) any corporation, trust, joint venture, association, company, partnership or limited liability company in which Vivendi Universal does not own at least 50% of the outstanding Equity Interest (as defined below); or

(B) the acquisition of Licensee by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended), other than Vivendi Universal, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor provision), the result of which, following the consummation of such transaction, is that Vivendi Universal does not beneficially own, directly or indirectly, securities of Licensee, or of the surviving entity, representing at least fifty percent (50%) of the combined voting power of the Licensee or of the surviving entity.

As used herein, “Affiliate” means any individual or entity that directly or indirectly controls, is controlled by or is under common control with Vivendi Universal, where, in this context, “control” means beneficial ownership, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision, of at least fifty percent (50%) of the then-outstanding voting shares or Equity Interests of the individual or entity in question or the ability to otherwise direct the affairs or operations of the individual or entity in question.

As used herein, “Equity Interests” of any corporation, trust, joint venture, association, company, partnership or limited liability company shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such corporation, trust, joint venture, association, company, partnership or limited liability company, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

11.2 Termination. In the event any of these defaults occur, Licensor shall give notice of default in writing to Licensee in the manner prescribed in this Agreement. Licensee shall have ten (10) days from the date of Licensor giving such notice in which to cure any default under subsection 11.1(c), and thirty (30) days from the date of Licensee’s receipt of such notice in which to cure any other default (except that Licensee shall have sixty (60) days to have dismissed any involuntary bankruptcy case filed against Licensee or any receiver or trustee that is appointed, without Licensee’s consent, for Licensee’s business or property); and failing such cure, this Agreement shall thereupon immediately terminate, and any and all payments of the Guaranteed Fee, Royalties and Consulting Fees then or later due from Licensee hereunder during the then-applicable Initial Term, First Renewal Term or Second Renewal Term (as the case may be) shall then be immediately due and payable in full and no portion of those payments or prior payments shall be repayable to Licensee.

12.	EXPIRATION OR TERMINATION CONSEQUENCES:

12.1 Upon expiration or termination of this Agreement or the license granted hereunder, Licensee shall, subject to Section 12.2, cease all use of the Licensed Property. Licensee shall: (i) immediately following expiration or termination of this Agreement, cease operation of all attractions within the Themed Area until all Licensed Property is removed therefrom (provided that in no event shall the underlying mechanical or control systems of any such attraction be required to be removed), (ii) remove all signage utilizing any Licensed Property from the Themed Area and the Theme Park within thirty (30) days following expiration or termination of this Agreement (other than signage at any venue at which Licensed Products, Licensed Premiums and/or Consumables continue to be sold in accordance with Section 12.2, it being agreed that any such signage may remain in place until the end of the Sell-Off), (iii) remove any and all other uses of, or references to, Licensed Property from the Themed Area and the Theme Park, including without limitation, from architecture, equipment, props, dressings, stages, scenery, entrance gates, character representations, and any and all uses of the Licensed Property from rides, attractions, stores and any other themed areas, within ninety (90) days following expiration or termination of this Agreement (other than any of the foregoing at any venue at which Licensed Products, Licensed Premiums and/or Consumables continue to be sold in accordance with Section 12.2, it being agreed that any of the foregoing at any such venue may remain in place until the end of the Sell-Off); (iv) not print or cause to be printed any further advertising, marketing, sales or publicity materials, or park maps or brochures, that contain any Licensed Property, and cause all such advertising, marketing, sales and publicity materials, and all such park maps and brochures, that contain any Licensed Property, to be removed from circulation within one hundred twenty (120) days following expiration or termination of this Agreement; and (v) cancel, deregister and transfer to Licensor all company names, business names, domain names or any other similar uses which include or are based upon the Licensed Property, within thirty (30) days following expiration or termination of this Agreement (other than any company names, business names, domain names or similar uses that are used at or in connection with any venue at which Licensed Products, Licensed Premiums and/or Consumables continue to be sold in accordance with Section 12.2, it being agreed that any company names, business names, domain names or similar uses that are used at or in connection with any such venue may remain in place until the end of the Sell-Off). Licensor shall have the right to enter upon and inspect the Theme Park to verify such compliance.

12.2 Licensee shall deliver to Licensor, no later than thirty (30) days following expiration or termination of this Agreement, a statement indicating the number and description of Licensed Products, Licensed Premiums and Consumables on hand together with a description of all advertising and promotional materials relating thereto. Following expiration or termination, Licensee shall not continue to manufacture, order or purchase the Licensed Products, Licensed Premiums or Consumables. However, if Licensee has complied with all the terms of this Agreement, including, but not limited to, complete and timely payment of all consideration, then Licensee may continue to distribute and sell its remaining inventory of Licensed Products, Licensed Premiums and Consumables, for a period not to exceed one hundred twenty (120) days following such termination or expiration (the “Sell-Off”), subject to payment of applicable royalties and fees thereto. In the event this Agreement or the license granted hereunder is terminated by Licensor for cause, Licensee shall be deemed to have forfeited its Sell-Off rights hereunder. If Licensee has any remaining inventory of Licensed Products, Licensed Premiums or Consumables following expiration of the Sell-Off, Licensee shall, at Licensor’s option, deliver up to Licensor said remaining inventory or furnish to Licensor an affidavit attesting to the destruction of said remaining inventory, provided that Licensee may also donate said remaining inventory to charitable organizations that have been approved by Licensor, in advance, on a case by case basis, in the sole and absolute but good faith discretion of Licensor. Licensor shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event that Licensee refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its right hereunder to dispose of such inventory. In addition to the forfeiture, Licensor shall have recourse to all other remedies available to it.

13.	GENERAL AND MISCELLANEOUS:

13.1 Severance If any term or provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction or any other authority vested with jurisdiction, such holding shall not affect the validity or enforceability of any other term or provision hereto and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

13.2 Further Acts and Deeds The parties shall do, execute, acknowledge and deliver all and every such further acts, agreements, covenants, assignments and assurances as shall be reasonably required for the purposes and intentions of this Agreement.

13.3 Amendment This Agreement may only be varied, modified, amended or added to pursuant to a writing executed by the parties.

13.4 Merger None of the terms or conditions of, or any act, matter or thing done under or by virtue of or in connection with, this Agreement shall operate as a merger of any of the rights and remedies of the parties in or under this Agreement, but such rights and remedies shall at all times continue in full force and effect.

13.5 Exclusion of Statutory Provisions Unless application is mandatory by law, no statute, proclamation, order, regulation or moratorium, whether present or future, shall apply to this Agreement so as to abrogate, extinguish, impair, diminish, delay or otherwise prejudicially affect any rights, powers, remedies or discretion of, or accruing hereunder, to the parties or to either of them.

13.6 Waiver Modification, etc. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any acts other than those specifically referred to therein. The fact that either party has not previously insisted upon the other party expressly complying with any provision of this Agreement shall not be deemed to be a waiver of such first party’s future right to require compliance in respect thereof, and each party specifically acknowledges and agrees that the prior forbearance in respect of any act, term or condition shall not prevent the other party from subsequently requiring full and complete compliance thereafter.

13.7 Assignment, Sublicense, Change in Control. This Agreement shall bind and inure to the benefit of Licensor, its successors and assigns. This Agreement is personal to Licensee. Except as provided below, Licensee shall not franchise or delegate to third parties its rights hereunder, and neither this Agreement nor any of the rights of Licensee hereunder shall be sold, transferred or assigned by Licensee without the prior written approval of Licensor in the sole and absolute but good faith discretion of Licensor (such consent shall not be conditioned upon the payment of money or other consideration). In the event Licensee purports to assign this Agreement without obtaining the prior written approval of Licensor, or except as provided below, any such purported assignment shall be null and void and of no force or effect. No rights hereunder shall devolve by operation of law or otherwise upon any receiver, liquidator, trustee or other party. Any purported sale, transfer, sublicense, delegation or assignment in violation of the foregoing shall be null and void and of no force or effect. Likewise, except as set forth below, any Change in Control of Licensee will result in the automatic termination of this Agreement, unless Licensor consents to such Change in Control in advance (such consent not to be conditioned upon the payment of money or other consideration but otherwise in the sole and absolute but good faith discretion of Licensor).

Notwithstanding anything in this Agreement to the contrary, Licensor’s consent to an otherwise prohibited transfer, assignment or Change in Control will not be required, and a Change in Control will not constitute a default under Section 11.1(j) or result in termination of this Agreement, if:

(a) either (i) the Theme Park will, following the transfer, assignment or Change in Control, continue to be managed on a daily basis by NBC Universal, Inc. or any of its affiliates, for as long as same shall continue to so manage the Theme Park, or (ii) either (A) if, and for so long as, the name of the Theme Park will, following the transfer, assignment or Change in Control, continue to include the word “Universal” or “Universal’s”, then the Theme Park will, following the transfer, assignment or Change in Control, be operated under a license agreement from NBC Universal, Inc. or any of its affiliates (an “NBC Universal License Agreement”) that gives NBC Universal, Inc. or any of its affiliates the right to control all aspects of the quality of the Theme Park and the Themed Area, including, without limitation, the Themed Area’s overall design, architecture and cleanliness, placement of signs and inclusion or exclusion of specific facilities, by means of provisions that are similar in all material respects to the provisions set forth in Exhibit 5 attached hereto, or (B) if, in accordance with Section 13.7(c) and for so long as, the name of the Theme Park will not, following the transfer, assignment or Change in Control, continue to include the word “Universal” or “Universal’s”, then (w) the “Jurassic Park”, (x) “Seuss Landing”, (y) “Marvel Super-Hero Island” and (z) to the extent that this Agreement does not address a particular aspect of the operation of the Themed Area, the Themed Area sections of the Theme Park (collectively, the “Affected Islands”) will, following the transfer, assignment or Change in Control, be operated under an NBC Universal License Agreement that gives NBC Universal, Inc. or any of its affiliates the right to control the quality of the Affected Islands by means of provisions that are similar in all material respects to the provisions set forth in Exhibit 6 attached hereto (it being agreed that in no event will any such licensee of NBC Universal be required to obtain any approval, consent or determination under such NBC Universal License Agreement if such matter is subject to an approval, consent or determination under this Agreement, and in the event of any conflict between any provision of this Agreement and any provision of such NBC Universal License Agreement, the provision of this Agreement shall prevail);

(b) any of the following conditions is satisfied (it being agreed that Licensee may select the condition to be satisfied): (i) the third party to which the transfer or assignment is proposed to be made, or that will acquire ownership and/or control of Licensee as a result of the Change in Control, has an issuer credit rating of at least **** issued by Standard & Poor’s Corporation, or a long-term issuer rating of at least **** issued by Moody’s Investor’s Service, Inc., (ii) at the time of such transfer, assignment or Change in Control, such third party delivers to Licensor, at Licensee’s or such third party’s sole cost and expense, a standby letter of credit issued by a bank that has an issuer credit rating of at least **** issued by Standard & Poor’s Corporation, or a long-term issuer rating of at least **** issued by Moody’s Investor’s Service, Inc., in the amount of the then-remaining amount of the Guaranteed Fee due for the then-applicable portion of the Term (i.e., Initial Term, First Renewal Term or Second Renewal Term), which standby letter of credit shall automatically renew each year for the duration of the then-applicable portion of the Term (i.e., Initial Term, First Renewal Term or Second Renewal Term), and shall be reduced by an amount equal to the amount of each Guaranteed Fee payment that is thereafter made to Licensor, or (iii) ****;

(c) the name of the Theme Park and the Resort will each continue, following the transfer, assignment or Change in Control, to include either (i) the word “Universal” or “Universal’s”, (ii) the name of another major recognized theme park operator or another major established motion picture and television studio, or (iii) any other name not associated with an Objectionable Business (as defined in Section 13.7(d) below) if such other name is approved by Licensor, which approval shall not be unreasonably withheld, delayed or conditioned; and

(d) to ensure that the third party to which the transfer or assignment is proposed to be made, or that will acquire ownership and/or control of Licensee as a result of the Change in Control, is of good character and reputation appropriate to association with the Licensed Property and family entertainment, such third party may not be involved, as a primary activity, in businesses related to sexually oriented products or services, adult entertainment, adult publishing, firearms or tobacco (collectively, the “Objectionable Businesses”) and cannot have been found guilty of violating any bank fraud, securities fraud, wire fraud, money laundering or RICO criminal statute of any jurisdiction within the United States, provided, however, that (i) any such third party that is a pension fund, private equity fund or other fund shall not be deemed to be involved in an Objectionable Business as a primary activity simply because it has an investment in any Objectionable Business, provided that all such fund’s investments in Objectionable Businesses do not exceed **** of the fund’s total investments in the aggregate, (ii) any such third party that produces products or services that may incidentally relate to, depict or promote Objectionable Businesses (e.g., a motion picture studio that produces mainstream feature films that contain occasional adult situations or that occasionally portray firearm or tobacco usage) shall not, solely by reason of such incidental relation, depiction or promotion, be deemed to be involved in an Objectionable Business as a primary activity, and (iii) any such third party shall not be deemed to have been found guilty of violating any bank fraud, securities fraud, wire fraud, money laundering or RICO criminal statute of any jurisdiction within the United States simply because one or more of its directors or officers may have been found guilty of any such violation.

13.8 Entry The parties hereto hereby irrevocably covenant and agree that the designees of each shall be granted unfettered entry during normal business hours to the Themed Area, the Theme Park and the Resort during the Term for the purpose of checking or ensuring compliance by the other party with its obligations under this Agreement.

13.9 Costs Each party shall bear its own legal and other costs incurred in negotiating and documenting this Agreement.

13.10 Construction and Dispute Resolution This Agreement shall be construed in accordance with the laws of the State of California of the United States of America without regard to its conflicts of laws provisions. Any and all controversies, claims or disputes arising out of or related to this Agreement or the interpretation, performance or breach thereof, including, but not limited to, alleged violations of state or federal statutory or common law rights or duties, and the determination of the scope or applicability of this agreement to arbitrate (“Dispute”), except as set forth in subsections (d) and (e), below, shall be resolved according to the procedures set forth in subsections (a), (b) and (c) below, which shall constitute the sole dispute resolution mechanism hereunder:

(a) Informal Dispute Resolution. Either party may demand, in writing, that each party’s management representatives, with full authority to settle the Dispute, and counsel meet at such place as the Parties may agree upon to resolve the Dispute. Upon receipt of this demand, each party, within thirty (30) days after the date of such demand (or such longer period as the parties may agree), will comply and negotiate in good faith to resolve the Dispute. Except for claims for injunctive relief under Section 13.10(d) or that are not arbitrable under Section 13.10(e), no third party shall have authority to consider or resolve any Dispute that is not first the subject of informal dispute resolution pursuant to this Section 13.10(a).

(b) Mediation. If the parties do not resolve the Dispute within fifteen (15) business days of the date of the first meeting between management representatives, the parties agree to select a date (which shall not be later than ninety (90) days after the end of such fifteen (15) business day period, unless otherwise agreed by the parties) to mediate the Dispute at such place as the parties may agree upon with a mutually agreed upon mediator. If the parties cannot agree upon the selection of a mediator, a mediator will be chosen from the existing list of JAMS mediators in Los Angeles, California. The parties agree to share the cost of any independent mediator engaged to assist the parties in resolving their differences. The mediator shall be a person familiar with complex business transactions and litigation in the entertainment industry, unless the parties agree otherwise in a writing signed by both parties.

(c) Arbitration: In the event that the parties are unable to resolve any Dispute pursuant to subsection (a) or subsection (b) above, then such Dispute shall be submitted to final and binding arbitration. The arbitration shall be initiated and conducted according to either the JAMS Streamlined (for claims under $250,000) or the JAMS Comprehensive (for claims over $250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure, at the Los Angeles office of JAMS, or its successor (“JAMS”) in effect at the time the request for arbitration is made (the “Arbitration Rules”). The arbitration shall be conducted in Los Angeles County before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The arbitrator shall follow California law and the Federal Rules of Evidence in adjudicating the Dispute, provided, however, that (i) each party shall be permitted to take one corporate representative deposition, one party witness deposition, one nonparty witness deposition (by subpoena issued by the arbitrator(s)), and a deposition of each expert witness disclosed by the other party, (ii) each deposition shall be limited to seven (7) hours of actual deposition time, and (iii) the depositions of the nonparty witness and of the expert witnesses may include duces tecum (document) requests. The arbitrator(s) shall have the authority to hear and rule upon all discovery motions and, in connection therewith, to award sanctions as appropriate in accordance with the then-prevailing California law. The parties waive the right to seek consequential, special, exemplary and punitive damages, and the arbitrator shall have no authority to award such damages. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Unless the parties agree otherwise, the neutral arbitrator and the members of any appeal panel shall be former or retired judges or justices of any California state or federal court with experience in matters involving the entertainment industry. The cost of any such arbitration will be borne equally by Licensor and by Licensee. Each party shall bear its own attorney’s fees incurred in any such arbitration, and the arbitrator shall have no authority to award any such attorneys’ fees or arbitration costs to any such party regardless of whether it is the prevailing party. Except to the extent otherwise required pursuant to the Arbitration Rules and applicable law, each party will pay the expense of its witnesses, costs of any record or transcript of the arbitration, and any other expenses connected with the arbitration that such party might be expected to incur had the Dispute been subject to resolution in court. If either party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable) within thirty (30) days of such award being rendered, then the other party may enforce the final award in any court of competent jurisdiction in Los Angeles County. The party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, incurred in enforcing the award, to be paid by the party against whom enforcement is ordered.

(d) Injunctive Relief: Notwithstanding the foregoing, either party shall be entitled to seek injunctive relief (unless otherwise precluded by any other provision of this Agreement) in the state and federal courts of Los Angeles County.

(e) Other Matters: Any Dispute or portion thereof, or any claim for a particular form of relief (not otherwise precluded by any other provision of this Agreement), that may not be arbitrated pursuant to applicable state or federal law may be heard only in a court of competent jurisdiction in Los Angeles County. If a party believes in good faith that all or part of a Dispute, or any claim for relief or remedy sought, is not subject to arbitration under then-prevailing law, then that party may seek a determination to that effect from an appropriate court. If the court determines that the matter is not arbitrable or that the remedy sought is not available in arbitration, then the specific matter or request for remedy in question shall be resolved by the court, sitting without a jury, and the parties hereby irrevocably waive their respective rights to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action or other proceeding brought by any party against any other party with respect to any matter arising out of, or in any way connected with or related to, this Agreement or any portion thereof, whether based upon contractual, statutory, tortious or other theories of liability. All other matters and claims for relief shall be subject to arbitration as set forth above.

13.11 Number, Gender and Persons: Except to the extent that such an interpretation is excluded by or is repugnant to the context,

(a) a reference to a party includes its successors and permitted assigns,

(b) the word “person” includes natural persons, partnerships, joint ventures, corporations, associations, governments and other entities or organizations,

(c) words importing the singular number or plural number include the plural number and singular number, respectively, and

(d) words importing the one gender shall mean and include the other genders and each of them.

13.12 Headings: Headings and clause headings in this Agreement have been inserted for guidance only and shall not be taken into account when this Agreement is interpreted.

13.13 Notices: Notices that either party is required or may desire to provide to the other party in connection with this Agreement must be provided in accordance with this Section, unless specifically indicated otherwise elsewhere in this Agreement with respect to any particular notices. Notices may be delivered in writing by either party to the other party by mail (postage prepaid), courier (by a major commercial rapid delivery courier service), facsimile or e-mail. If not received sooner, notice by mail will be deemed received seven (7) days after deposit in the mail, notice by courier service will be deemed received one (1) day after sending and notice by facsimile or e-mail will be deemed received as of the date of transmission. All notices delivered to Licensor must be delivered to the following:

Warner Bros. Consumer Products Inc.
Attention: Senior Vice President, Business & Legal Affairs
4000 Warner Boulevard
Bldg. 118, 5th Floor
Burbank, CA 91522
Facsimile: (818) 977-6340
E-mail: wbcplegalnotices@warnerbros.com

All notices delivered to Licensee must be delivered to the following:

Universal City Development Partners, Ltd.
Attention: Senior Vice President and General Counsel
1000 Universal Studios Plaza, Bldg. B-5
Orlando, FL 32819
Facsimile: (407) 363-8219
E-Mail: cathy.roth@universalorlando.com
with a copy to:
Universal Parks & Resorts
Attention: Senior Vice President, Business and Legal Affairs
100 Universal City Plaza, Bldg. 1280, 8th Floor
Universal City, CA 91608
Facsimile: (818) 866-4545
E-mail: michael.silver@nbcuni.com

Either party may update the foregoing contract information for the delivery of notices at any time in a notice to the other party provided in the manner set forth in this Section. Royalties and other financial statements and all payments due to Licensor in connection with this Agreement must be delivered to Licensor in accordance with Section 7. Pre-production submissions, samples and other materials to be delivered to Licensor in connection with this Agreement must be delivered to Licensor in accordance with Section 3.

13.14 Confidentiality. The proprietary materials and information of Licensor supplied to Licensee hereunder, or to which Licensee gains access as the result of the privileged relationship created by this Agreement, including, but not limited to, the Style Guide(s), artwork, design elements, character profiles, unpublished works of authorship, release dates, marketing and promotional strategies, information about the Author or information obtained directly or indirectly from the Author by virtue of this Agreement (including without limitation comments received from the Author on Licensee submissions hereunder), information about new products, properties and characters and the terms and conditions of this Agreement, constitute the proprietary and confidential information of Licensor (the “Licensor Proprietary Information”). Likewise, the proprietary materials and information of Licensee supplied to Licensor hereunder, in the Business Plan, the Business Reviews and otherwise (including all information with respect to the contents of the Themed Area, Licensee’s sales and marketing strategies, Licensee’s plans for the development, sale and distribution of merchandise and food/beverage products, Licensee’s capital improvement plans, Licensee’s financial results with respect to the Theme Park, attendance and capital expenditure projections, and Licensee’s overall plans with respect to the Resort and the Theme Park), constitute the proprietary and confidential information of Licensee (the “Licensee Proprietary Information”); the Licensor Proprietary Information and the Licensee Proprietary Information are, collectively, the “Proprietary Information”; the owner of any such Proprietary Information is referred to herein as the “Disclosing Party”, and the other party is referred to herein as the “Receiving Party”). The Receiving Party will hold the Proprietary Information in strict confidence, and will treat such Proprietary Information with the same degree of care as it accords its own proprietary information of a similar nature, and in no event will it use less than reasonable care to protect such Proprietary Information. Without limiting the foregoing, the Receiving Party:

(a) will store all Proprietary Information in secure environments when not in use;

(b) will not remove or modify any burn-in warnings or watermarks included on physical assets containing any Proprietary Information;

(c) will employ security procedures reasonably intended to prevent any theft or unauthorized access, copying, exhibition, transmission or removal of Proprietary Information from the Receiving Party’s facility; and

(d) will maintain at all times a complete and accurate inventory of all Proprietary Information in the Receiving Party’s possession and a list of all individuals under the Receiving Party’s supervision or control provided with access to such Proprietary Information. The Receiving Party acknowledges that the Proprietary Information is highly confidential and that unauthorized use or disclosure of such Proprietary Information will result in serious, irreparable harm for which the Disclosing Party’s remedies at law would be inadequate.

Among other damage, unauthorized use or disclosure of the Licensor Proprietary Information will:

(i) damage Licensor’s carefully planned marketing strategies;

(ii) reduce interest in the Licensed Property;

(iii) make unique or novel elements of the Licensed Property susceptible to imitation or copying by competitors, infringers or third parties prior to Licensor’s release of the information or materials;

(iv) damage Licensor’s proprietary protection in undisclosed or unpublished information or materials; and

(v) provide unauthorized third parties with materials capable of being used to create counterfeit and unauthorized merchandise, audio-visual products or other products.

Among other damage, unauthorized use or disclosure of the Licensee Proprietary Information will:

(i) damage Licensee’s carefully planned marketing strategies;

(ii) reduce interest in the Resort, the Theme Park and the Themed Area;

(iii) provide a competitive advantage to Licensee’s competitors, who would not otherwise have a means to obtain advance knowledge of Licensee’s business plans, strategies, tactics and campaigns and therefore would not be able to formulate their own business plans, strategies, tactics and campaigns to counteract Licensee’s business plans, strategies, tactics and campaigns;

(iv) damage Licensee’s proprietary protection in undisclosed or unpublished information or materials; and

(v) make unique or novel elements of the Licensed Property Developments and Other Developments, and other contents of the Themed Area, Licensed Products, Licensed Premiums, Consumables and advertising, marketing and promotional materials for the foregoing (or for the Resort or the Theme Park), susceptible to imitation or copying by competitors, infringers or third parties prior to Licensor’s release of the information or materials.

Accordingly, the Receiving Party agrees that if any unauthorized use or disclosure occurs, the Disclosing Party will be entitled, in addition to any other remedies available to it at law or in equity, to the issuance of injunctive or other equitable relief. The Receiving Party will promptly notify the Disclosing Party of any loss or theft of or unauthorized access to any of the Proprietary Information and will use its best efforts, at the Receiving Party’s own cost and expense, to recover all lost or stolen materials. If any such loss or theft of or unauthorized access to any of the Proprietary Information occurs, the Receiving Party shall be liable for all resulting damages. Except as expressly approved in writing by the Disclosing Party, the Receiving Party shall not reproduce or use the Proprietary Information and shall not discuss, distribute, disseminate or otherwise disclose the Proprietary Information or the substance or contents thereof, in whole or in part, in its original form or in any other form, with or to any other person or entity other than:

(1) the Receiving Party’s employees;

(2) in the case of Licensor Proprietary Information, contributors who have been approved by Licensor and who have executed a Contributor’s Agreement or an appropriate standard form agreement with Licensee, that has been approved by Licensor, under which such contributor acknowledges that it has no rights in, or claims upon, the Licensed Property or any Licensed Property Developments (as provided in Section 8.3); and

(3) in the case of Licensor Proprietary Information, third party manufacturers who been approved by Licensor and who have executed a third party manufacturer’s agreement or an agreement that, in all material respects, conforms to Licensee’s standard form of Merchandise Vendor Agreement (as provided in Section 5.2).

All such employees and third parties shall be given access to the Proprietary Information only as necessary to enable the Receiving Party to perform under this Agreement.

Notwithstanding anything to the contrary in this Section 13.14, however, nothing herein shall require the Receiving Party to keep confidential any Proprietary Information that:

(A) has become part of the public domain through no act or omission of the Receiving Party;

(B) was lawfully disclosed to the Receiving Party without restriction on disclosure by a third party who is not and was not subject to an obligation of confidentiality to the Disclosing Party or otherwise prohibited from transmitting such Proprietary Information;

(C) was developed independently by the Receiving Party (and is not based upon, utilizing or derived from the Licensed Property) prior to August 31, 2005, the date of Licensee’s first presentation to Licensor with respect to the Themed Area;

(D) is required to be disclosed by law or regulation, or is necessary to disclose for financial or securities reporting requirements or in order to comply with accounting practices or standards (Licensee will notify Licensor as promptly as possible of any such required or necessary disclosure and shall redact Proprietary Information that Licensor requests be redacted prior to such disclosure, except to the extent otherwise required by law); or

(E) is legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, or similar process), to be disclosed. In such event, the Receiving Party shall promptly notify the Disclosing Party in writing of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof. The Receiving Party will use its best efforts, at the Disclosing Party’s expense, to obtain or assist the Disclosing Party in obtaining any such protective order. Failing the entry of a protective order or the receipt of a waiver hereunder, the Receiving Party may disclose, without liability hereunder, that portion (and only that portion) of the Proprietary Information that the Receiving Party has been advised by written opinion of counsel reasonably acceptable to the Disclosing Party that it is legally compelled to disclose; provided that the Receiving Party agrees to use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Proprietary Information by the person or persons to whom it was disclosed.

13.15 No Partnership. This Agreement does not constitute and shall not be construed to constitute a partnership or joint venture between Licensor and Licensee. Neither party shall have any right nor authority to obligate or bind the other party in any manner whatsoever, and nothing herein shall give, or is intended to give, any rights of any kind to any third persons.

13.16 Bankruptcy Related Provisions.

(a) The parties hereby agree and intend that this Agreement is an executory contract governed by Section 365 of the U.S. Bankruptcy Code (“Bankruptcy Code”).

(b) In the event of Licensee’s bankruptcy, the parties intend that any royalties payable under this Agreement during the bankruptcy period be deemed administrative claims under the Bankruptcy Code because the parties recognize and agree that the bankruptcy estate’s enjoyment of this Agreement will (i) provide a material benefit to the bankruptcy estate during its reorganization and (ii) deny Licensor the benefit of the exploitation of the rights through alternate means during the bankruptcy reorganization.

(c) The parties acknowledge and agree that any delay in the decision of the trustee of the bankruptcy estate to assume or reject the Agreement (the “Decision Period”) materially harms Licensor by interfering with Licensor’s ability to alternatively exploit the rights granted under this Agreement during a Decision Period of uncertain duration. The parties recognize that arranging appropriate alternative exploitation would be a time consuming and expensive process and that it is unreasonable for Licensor to endure a Decision Period of extended uncertainty. Therefore, the parties agree that the Decision Period shall not exceed sixty (60) days.

(d) Licensor, in its interest to safeguard its valuable interests (including, without limitation, its intellectual property rights in the Licensed Property), has relied on the particular skill and knowledge base of Licensee. Therefore, the parties acknowledge and agree that in a bankruptcy context this Agreement is a license of the type described by Section 365(c)(1) of the Bankruptcy Code and may not be assigned without the prior written consent of the Licensor.

13.17 Entire Agreement This Agreement constitutes the entire Agreement between the parties concerning the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the parties other than as expressly set forth in this Agreement.

13.18 Acceptance by Licensor This instrument, when signed by Licensee, shall be deemed an application for license and not a binding agreement unless and until accepted by Licensor by signature of a duly authorized officer and the delivery of such a signed copy to Licensee. The receipt and/or deposit by Licensor of any check or other consideration given by Licensee and/or delivery of any material by Licensor to Licensee shall not be deemed an acceptance by Licensor of this application. The foregoing shall apply to any documents relating to renewals or modifications hereof.

13.19 Execution by Fax and in Counterparts This Agreement may be executed by facsimile and in any number of counterparts, all of which together will constitute one instrument.

13.20 Force Majeure Notwithstanding anything to the contrary set forth in this Agreement, in the event of the occurrence of any event of force majeure (i.e., an act of God, hurricane, flood, tsunami, fire, accident, terrorist acts, earthquake, war, labor dispute, work stoppage and similar matters outside of a party’s control), which event has the effect of materially interfering with such party’s ability to develop and/or exploit the rights granted under this Agreement (“Force Majeure Event”), each Party’s obligations under this Agreement shall be suspended for the period of time such party is materially affected by such Force Majeure Event, plus a reasonable period thereafter to resume normal business activities (such reasonable period thereafter not to exceed two (2) weeks). In the event that the suspension of either party’s obligations under this Agreement by reason of any Force Majeure Event exceeds six (6) months, the other party may, by written notice, terminate this Agreement. In such event, payments of the Guaranteed Fee, Royalties and Consulting Fees due from Licensee hereunder **** that would have become due hereunder after the date of termination of this Agreement, had this Agreement not terminated by reason of any Force Majeure Event, and no portion of any payments of the Guaranteed Fee, Royalties and Consulting Fees required to be made by Licensee pursuant to this sentence, or of any prior payments, shall be repayable to Licensee.

13.21 Interpretation of Language The language in all parts of this Agreement will be interpreted simply, according to its fair meaning, and not strictly for or against any party regardless of which party drafted this Agreement.

The parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the dates set forth below.

AGREED and ACCEPTED:		AGREED and ACCEPTED:

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.		WARNER BROS. CONSUMER PRODUCTS INC.

By:		By:
	William Davis		Ana M. de Castro
	President and Chief Operating Officer		Senior Vice President Business & Legal Affairs

Date:		Date:

Exhibit 8 – Page 49